Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

myStrength, Inc.,

each Stockholder that executes and delivers a Joinder following the execution and delivery of this Agreement,

the Representative,

Livongo Health, Inc.

and

Livongo Merger Sub, Inc.

Dated January 23, 2019

-ii-

-iii-

-iv-

EXHIBITS
Exhibit A	-	Certificate of Merger
Exhibit B	-	Form of Proprietary Information, Inventions Assignment, and Non-Solicitation Agreement
Exhibit C	-	Form of Joinder
Exhibit D	-	Escrow Agreement
Exhibit E	-	Form of Employment Agreement
Exhibit F	-	Exchange Agent Agreement
Exhibit G1	-	Form of Stockholder Letter of Transmittal
Exhibit G2	-	Form of Optionholder Letter of Transmittal
Exhibit H	-	Form of Non-Competition Agreement
Exhibit I	-	Form of Offer Letter
Exhibit J	-	Form of Transaction Bonus Release Letter

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into on January 23, 2019 by and among Livongo Health, Inc., a Delaware corporation (“Buyer”), Livongo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), myStrength, Inc., a Delaware corporation (the “Company”), each Stockholder that executes and delivers a Joinder following the execution and delivery of this Agreement, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Equityholders (the “Representative”). Buyer, Merger Sub, the Company, the Equityholders and the Representative are referred to collectively herein as the “Parties” and individually as a “Party.”

PRELIMINARY STATEMENTS

A. Buyer desires to acquire the Company by causing Merger Sub to merge into the Company, with the Company being the Surviving Corporation and becoming a wholly-owned subsidiary of Buyer (the “Merger”) on the terms and conditions set forth in this Agreement.

B. The board of directors of the Company has approved this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and determined that this Agreement and the Merger are advisable and in the best interests of the Stockholders.

C. The board of directors of Merger Sub has approved this Agreement in accordance with the DGCL and determined that this Agreement and the Merger are advisable and in the best interest of the sole stockholder of Merger Sub.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. In accordance with the terms and upon the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time. At the Closing, Buyer, Merger Sub and the Company shall cause the certificate of merger, in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by the DGCL to complete the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and the Company shall agree and shall specify in the Certificate of Merger (the “Effective Time”).

1.3 Merger Consideration. The aggregate consideration to be paid by Buyer and Merger Sub in respect of the Merger shall be the Aggregate Merger Consideration, as adjusted pursuant to Sections 1.11, 1.12 and 1.13, payable in cash. The amount payable to each Equityholder on account of such Equityholder’s Company Securities shall be payable in cash as set forth on the Allocation Schedule.

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all of the property, rights, privileges, immunities, powers and purposes of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, obligations and other liabilities of the Company and Merger Sub shall become the debts, obligations and other liabilities of the Surviving Corporation.

1.5 Certificate of Incorporation; Bylaws. The certificate of incorporation and bylaws of the Merger Sub in effect at the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until changed or amended as provided by the certificate of incorporation or the bylaws of the Surviving Corporation or in accordance with applicable Law.

1.6 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the directors and officers of the Merger Sub at the Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation.

1.7 Effect on Stock, Warrants and Options. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of the Equityholders, the following shall occur:

(a) Common Stock. Each share of Common Stock issued and outstanding including all shares of Common Stock required to be issued upon the exercise of any Options or Warrants prior to the Effective Time, shall, by virtue of the Merger, be cancelled and extinguished, and each such share of Common Stock (other than Dissenting Shares and Treasury Shares) shall be converted into the right to receive (w) the Per Share Common Closing Consideration, plus (x) upon release from the Escrow Fund pursuant to the terms and conditions of the Escrow Agreement, the Per Share Escrow Release, plus (y) upon release from the Expense Fund, the Per Share Expense Fund Release, plus (z) the Per Share Earn-Out Payments (if any).

(b) Treasury Stock. Each share of Common Stock that is owned by the Company immediately prior to the Effective Time (if any) (“Treasury Shares”) shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Warrants. Each Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time and that has an exercise price less than the Per Share Common Cash Payment (each, an “In the Money Warrant,” and collectively, “In the Money Warrants”) shall, on the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Stockholders, thereafter no longer be exercisable but shall entitle the holder of such In the Money Warrant, in cancellation and settlement therefor, to receive for each share of Common Stock issuable upon the exercise of such In the Money Warrant immediately prior to the Effective Time, (w) the Net Warrant Merger Consideration, plus (x) upon release from the Escrow Fund pursuant to the terms and conditions of the Escrow Agreement, the Per Share Escrow Release, plus (y) upon release from the Expense Fund, the Per Share Expense Fund Release, plus (z) the Per Share Earn-Out Payments (if any). Each Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time and that has a per share exercise price equal to or greater than the Per Share Common Cash Payment (collectively, “Out of the Money Warrants”) shall, on the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Stockholders, be cancelled without any payment of consideration.

(d) Options.

(i) In the Money Options. Prior to the Closing, the board of directors of the Company shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each

Option outstanding and unexercised immediately prior to the Effective Time under any stock option plan of the Company shall automatically and without any required action on the part of the holder thereof, be cancelled and retired and cease to exist effective as of the Effective Time, and, in exchange therefor, each former holder of any such cancelled Option and that has an exercise price per share of Company Common Stock subject thereto less than the Per Share Common Cash Payment, which are listed on Schedule 1.17(a) (each an “In the Money Option,” and collectively, “In the Money Options”), shall be entitled to receive, subject to the execution of an Optionholder Letter of Transmittal (as defined below), in consideration of the cancellation of such Option and in settlement therefor, an amount in cash (without interest and subject to any applicable withholding or other Taxes required by applicable Law to be withheld or otherwise paid by the Company) per share of Common Stock subject to such Option, whether vested or unvested as of the Closing Date, equal to (w) the Net Option Merger Consideration, plus (x) upon release from the Escrow Fund pursuant to the terms and conditions of the Escrow Agreement, the Per Share Escrow Release, plus (y) upon release from the Expense Fund, the Per Share Expense Fund Release, plus (z) the Per Share Earn-Out Payments (if any).

(ii) Out of the Money Options. Each Option outstanding and unexercised immediately prior to the Effective Time under any stock option plan of the Company that is not an In the Money Option, all of which are listed on Schedule 1.17(a) (collectively, “Out of the Money Options”), shall be cancelled and retired in accordance with the its terms.

(e) Merger Sub Securities. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully-paid and nonassessable share of common stock of the Surviving Corporation.

1.8 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of facsimile or portable document format (.PDF) signatures not later than five (5) Business Days after the last of the conditions to Closing set forth in Article 5 has been satisfied or waived (other than conditions, which, by their nature, are to be satisfied on the Closing Date), or at such other time as the Company and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

1.9 Estimated Cash Payment. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer (i) a certificate (the “Estimated Closing Statement”) signed by an officer of the Company setting forth the Company’s good faith estimate of the Cash Amount, Debt Amount, Remaining Designated Payables Amount and Transaction Expenses Amount in each case as of immediately prior to the Closing, and Working Capital Deficit, if any, or Working Capital Surplus, if any, and, based on such estimates, the estimated Cash Payment (the “Estimated Cash Payment”) and (ii) all records and work papers reasonably necessary to compute and verify the information set forth in such certificate.

1.10 Payment and Delivery of the Aggregate Merger Consideration.

(a) Closing Payments. At the Closing, Buyer shall:

(i) pay (x) to the Exchange Agent for the benefit of the Stockholders and the holders of Warrants that portion of the Estimated Cash Payment (other than such holders’ portion of the Escrow Amount, the Founders’ Escrow Amount and the Expense Amount) payable to the Stockholders and the holders of In the Money Warrants pursuant to Section 1.7, and (y) to the Company or its current payroll provider for distribution to the holders of In the Money Options, that portion of the Estimated Cash Payment (other than such holders’ portion of the Escrow Amount and the Expense Amount) payable to the holders of Options pursuant to Section 1.7, all in accordance with Schedule 1.17(b);

(ii) pay the Debt Amount, if any, pursuant to the payoff letters delivered by the Company to Buyer pursuant to Section 7.1(i);

(iii) pay the Transaction Expenses Amount pursuant to the direction of the Company;

(iv) pay to the Escrow Agent, via wire transfer to an account designated by the Escrow Agent, a cash amount equal to the Escrow Amount;

(v) pay to the Escrow Agent via wire transfer to an account designated by the Escrow Agent, a cash amount equal to the Founders’ Escrow Amount; and

(vi) pay to the Representative, via wire transfer to an account designated by the Representative, a cash amount equal to the Expense Amount.

(b) Escrow. (i) At or before the Effective Time, Buyer or Merger Sub shall deposit, or shall cause to be deposited, for the benefit of the Equityholders, the Escrow Amount with JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), such deposit, together with any interest thereon, to constitute an escrow fund (the “Escrow Fund”) to be governed by the provisions set forth herein and in an escrow agreement in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”). The Escrow Fund shall be available as security for the benefit of Buyer for Buyer Indemnitees pursuant to the Equityholders’ indemnification obligations set forth in this Agreement. The Escrow Fund shall be held by the Escrow Agent and held and distributed in accordance with the provisions of the Escrow Agreement and this Agreement.

(ii) At or before the Effective Time, Buyer or Merger Sub shall deposit or shall cause to be deposited, the Founders’ Escrow Amount with Escrow Agent, such deposit together with any interest thereon to constitute a separate escrow fund (the “Founders’ Escrow Fund”) to be governed by the provisions set forth herein and in the Escrow Agreement. The Founders’ Escrow Fund shall be held by the Escrow Agent and held in and distributed in accordance with the provisions of the Escrow Agreement and this Agreement.

(c) Cash Payment Adjustment. Within five (5) Business Days after the Cash Payment becomes final and binding in accordance with Section 1.11:

(i) if the Cash Payment exceeds the Estimated Cash Payment, then such excess shall be paid by Buyer in cash (A) to the Exchange Agent, for the benefit of and further payment to the Stockholders and the holders of In the Money Warrants, that portion of the Estimated Cash Payment payable to the Stockholders and the holders of In the Money Warrants pursuant to Section 1.7, and (B) to the Surviving Corporation, for the benefit of and further payment to the holders of In the Money Options, that portion of the Estimated Cash Payment payable to the holders of In the Money Options pursuant to Section 1.7, in all cases in accordance with their respective Fully-Diluted Pro Rata Percentages; or

(ii) if the Estimated Cash Payment exceeds the Cash Payment, then such excess less the then Unutilized Threshold, if any, shall first be paid by the Escrow Agent to Buyer from the Escrow Fund.

(d) Earn-Out Payments. Buyer shall pay the Earn-Out Payments, if any, in cash (A) to the Exchange Agent, for the benefit of and further payment to the Stockholders and the holders of In the Money Warrants, that portion of the Earn-Out Payments payable to the Stockholders and the holders of In the Money Warrants pursuant to Section 1.7, (B) to the Surviving Corporation, for the benefit of and further payment to the holders of In the Money Options, that portion of the Estimated Cash Payment payable to the holders of In the Money Options pursuant to Section 1.7, in all cases in accordance with their respective Fully-Diluted Pro Rata Percentages, and (C) to the Surviving Corporation for payment of the Contingent Transaction Fees.

(e) Payments. All payments to the Exchange Agent pursuant to this Section 1.10 shall be made by wire transfer of immediately available funds to an account designated by the Exchange Agent in writing. All payments to Buyer pursuant to Section 1.10(c)(ii) shall be made by wire transfer of immediately available funds to an account designated by Buyer in writing. All payments to Representative pursuant to this Section 1.10 shall be made by wire transfer of immediately available funds to an account designated by Representative in writing.

(f) Withholding. The Parties and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement, the Exchange Agent Agreement or the Escrow Agreement any Taxes or other amounts required under the Code or any Law to be deducted and withheld, and, to the extent that any amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement, the Exchange Agent Agreement or the Escrow Agreement shall be payable in accordance with the applicable payroll procedures of the Company. Except with respect to any compensatory payments, Buyer shall notify (to the extent reasonably practicable) the Representative of any amounts that it intends to deduct and withhold at least three (3) Business Days prior to the scheduled date of such payment, and Buyer shall work in good faith with the Representative to minimize any such withheld amounts.

(g) Loans. To the extent any Equityholder has outstanding loans from the Company as of the Effective Time, then the amount of any such outstanding loan together with any accrued interest shall be netted against proceeds to be paid hereunder.

1.11 Cash Payment Determination. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Representative (a) a statement setting forth Buyer’s calculation of the Cash Amount, Debt Amount, Designated Payables Amount and Transaction Expenses Amount, and Working Capital, Working Capital Deficit, if any, and Working Capital Surplus, if any, and based on such calculations, the Cash Payment (the “Closing Statement”), and (b) all records and work papers reasonably necessary to compute and verify the information set forth in the Closing Statement. If the Representative has any objections to the Closing Statement prepared by Buyer, then the Representative will deliver a reasonably detailed written statement (the “Objections Statement”) describing (a) which items on the Closing Statement have not been prepared in accordance with this Agreement, (b) the basis for the Representative’s disagreement with the calculation of such items and (c) the Representative’s proposed dollar amount for each item in dispute, to Buyer within thirty (30) days after delivery of the Closing Statement. If the Representative fails to deliver an Objections Statement within such thirty (30) day period, then the Closing Statement shall become final and binding on all Parties. The Representative shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement to the extent such amounts or items are not disputed in the Objections Statement. If the Representative delivers an Objections Statement within such thirty (30) day period, then the Representative and Buyer will negotiate in good faith to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Representative has submitted any Objections Statements, any remaining matters which are in dispute will be resolved by the Denver office of Deloitte Touche Tohmatsu Limited (the “Accountants”). The Accountants will prepare and deliver a written report to Buyer and the Representative and will submit a proposed resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties and not subject to review by a court or other tribunal; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Closing Statement or any more favorable to the Representative than is proposed in the Objections Statement. The costs, expenses and fees of the Accountants shall be borne by either the Equityholders, if the Representative’s calculation of the Cash Payment has the greatest difference from the final Cash Payment as determined by the Accountants under this Section 1.11 on the one hand, or Buyer, if Buyer’s calculation of the Cash Payment has the greatest difference from the final Cash Payment as determined by the Accountants under this Section 1.11; otherwise, such costs, fees and expenses of the Accountants shall be borne equally by Buyer, on the one hand, and the Representative (on behalf of the Equityholders), on the other hand. The final Closing Statement, however determined pursuant to this Section 1.11, will produce the Working Capital Deficit, if any, the Working Capital Surplus, if any, the Cash Amount, the Debt Amount, the Designated Payables Amount and the Transaction Expenses Amount to be used to determine the final Cash Payment (the “Final Cash Payment”).

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

1.12 Calculation of Earn-Out Payments. The Earn-Out Payments (if any) shall be calculated as follows:

(a) up to $[***] (the “Anthem Earn-Out Payment”), which shall be earned as follows: (i) $[***] (the “First Anthem Earn-Out Payment”) shall be earned upon achievement of the First Anthem Milestone and (ii) the remaining $[***] (the “Second Anthem Earn-Out Payment”) shall be earned upon achievement of the Second Anthem Milestone; and

(b) up to $[***] (the “Consolidated Earn-Out Revenue Payment”), which shall be earned as follows: (i) $[***] (the “First Consolidated Earn-Out Payment”) shall be earned upon the achievement of the First Consolidated Milestone and (ii) the remaining $[***] (the “Second Consolidated Earn-Out Payment”) shall be earned upon the achievement of the Second Consolidated Milestone.

To the extent the Second Anthem Milestone is not achieved but the full amount of the Company’s 2019 Forecast Consolidated Revenue Target is achieved and at least $[***] of Anthem Revenue is recognized in Fiscal 2019, then the Second Anthem Milestone shall be deemed to be achieved and, notwithstanding Section 1.12(b), the Second Anthem Earn-Out Payment shall be earned.

Each Earn-Out Payment, less the applicable Contingent Transaction Fees, shall be paid by Buyer to the Exchange Agent or the Surviving Corporation, as applicable, in accordance with Section 1.10(d), within sixty (60) days after the achievement of the First Anthem Milestone, Second Anthem Milestone, First Consolidated Milestone and/or Second Consolidated Milestone, as applicable. The applicable Contingent Transaction Fees for each Earn-Out Payment shall be paid to the Surviving Corporation for payment to Covington Associates LLC. The Parties agree to treat any Earn-Out Payment as additional consideration for the Company Securities for applicable Tax purposes.

1.13 Determination of Earn-Out Payments. To the extent that Buyer determines that the full amount of the Earn-Out Payments are not achieved, within sixty (60) days after the end of Fiscal 2019, Buyer shall prepare and deliver to the Representative a report (the “Earn-Out Report”) setting forth (a) Buyer’s calculation of the Earn-Out Payments and (b) all records and work papers reasonably necessary to compute and verify the information set forth in the Earn-Out Report. If the Representative has any objections to the calculation of the Earn-Out Payments prepared by Buyer, then the Representative will deliver a reasonably detailed written statement (the “Earn-Out Objections Statement”) describing its objections to Buyer within thirty (30) days after delivery of the Earn-Out Report. If the Representative fails to deliver an Earn-Out Objections Statement within such thirty (30) day period, then the calculation of the Earn-Out Payments set forth in the Earn-Out Report shall become final and binding on all Parties. If the Representative delivers an Earn-Out Objections Statement within such thirty (30) day period, then the Representative and Buyer will negotiate in good faith to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Representative has submitted the Earn-Out Objections Statement, any remaining matters which are in dispute will be resolved by the Accountants. The Accountants will prepare and deliver a written report to Buyer and the Representative and will submit a resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Earn-Out Report or any more favorable to the Representative than is proposed in the Earn-Out Objections Statement. The costs, expenses and fees of the Accountants shall be borne by either the Equityholders, if the Representative’s calculation of the Earn-Out Payments has the greatest difference from the final Earn-Out Payments as determined by the Accountants under this Section 1.13 on the one hand, or Buyer, if Buyer’s calculation of the Earn-Out Payments has the greatest difference from the final Earn-Out Payments as determined by the Accountants under this Section 1.11; otherwise, such costs, fees and expenses of the Accountants shall be borne equally by Buyer, on the one hand, and the Representative (on behalf of the Equityholders), on the other hand. Upon the Earn-Out Payments becoming final and binding in accordance with this Section 1.13, Buyer shall pay such Earn-Out Payments to the Exchange Agent or the Surviving Corporation, as applicable, in accordance with Section 1.10(d).

1.14 Management of the Post-Closing Company Business. From the Closing Date through December 31, 2019, Buyer shall operate the Company in good faith and in the long-term best interests of the Company’s business not taking into account the impact of the Earn-Out Payments. Notwithstanding the foregoing, Buyer will maintain a substantially similar operating budget and headcount for the Business during Fiscal 2019 as maintained by the Company immediately prior to the Closing Date; provided, however, that if any change in any Laws adversely affects the Business or the Company is materially missing its projections for Fiscal 2019, Buyer shall have to the right to adjust the budget and headcount as Buyer determines in good faith.

1.15 Calculations. Except as set forth on Schedule 1.15, all calculations of Working Capital under this Agreement, whether estimates or otherwise, shall be determined in accordance with GAAP; provided, however, that the calculations shall not include the effects of the implementation of ASC 606 and ASC 842. A sample calculation of Working Capital is attached hereto as Schedule 1.15. Working Capital and Cash Amount shall be calculated as of the opening of business on the Closing Date. For purposes of calculating any Earn-Out Payments, the calculations shall include the effects of the implementation of ASC 606.

1.16 Exchange of Certificates.

(a) Exchange Agent. At or before the Effective Time, Buyer or Merger Sub shall deposit, or shall cause to be deposited, for the benefit of the Equityholders, an amount in cash equal to the Estimated Cash Payment (other than the Escrow Amount, the Founders’ Escrow Amount and the Expense Amount) to which all of the Equityholders (other than the holders of In the Money Options) are entitled to receive pursuant to Section 1.7 with JPMorgan Chase Bank, N.A. (the “Exchange Agent”), for exchange in accordance with this Section 1.16(a) and enter into an exchange agent agreement to be dated as of the Effective Time by and among Buyer, the Representative and the Exchange Agent in substantially the form attached hereto as Exhibit F (the “Exchange Agent Agreement”).

(b) Exchange Procedure. As soon as practicable and no later than five (5) Business Days after the date of this Agreement, Buyer shall cause the Exchange Agent to distribute to each holder of record of a certificate or certificates representing Common Stock (collectively, the “Certificates”) and to each holder of record of In the Money Warrants, a letter of transmittal in the form attached hereto as Exhibit G1 (the “Stockholder Letter of Transmittal”) and the Company shall distribute to each holder of record of Options a letter of transmittal in the form attached hereto as Exhibit G2 (the “Optionholder Letter of Transmittal,” and, together with the Stockholder Letter of Transmittal, the “Letters of Transmittal”). Each Letter of Transmittal shall provide that each Equityholder, upon the execution or submission thereof, ratifies the adoption of this Agreement and approves the Exchange Agent Agreement and the Escrow Agreement and the appointment of the Representative. Upon surrender of a Certificate, if applicable, and a duly executed Stockholder Letter of Transmittal to the Exchange Agent by a holder of Common Stock or In the Money Warrants, the Exchange Agent shall, and Buyer shall cause the Exchange Agent to pay to such Equityholder within five (5) Business Days after the Effective Time, by check or wire transfer, at such Equityholder’s election, the portion of the Estimated Cash Payment (other than such holder’s portion, if any, of the Escrow Amount, the Founders’ Escrow Amount and the Expense Amount) that such Equityholder has the right to receive pursuant to this Agreement, less any required withholding Tax to be withheld in accordance with Section 1.10(f). Upon surrender of a duly executed Optionholder Letter of Transmittal to the Surviving Corporation by a holder of In the Money Options, the Surviving Corporation shall pay to such holder of Options, through the Company’s payroll provider or agent or as otherwise agreed upon by the Company and Buyer, on the later of five (5) Business Days or the Company’s next regular payroll payment date, in each case following the Effective Time, the portion of the Estimated Cash

Payment (other than such holder’s portion of the Escrow Amount and the Expense Amount) that such holder of Options has the right to receive pursuant to this Agreement less any required withholding Tax to be withheld in accordance with Section 1.10(f). Notwithstanding anything herein to the contrary, no payment of any portion of the Cash Payment shall be made by Buyer or the Exchange Agent to any Equityholder until such Equityholder has surrendered its Certificates or Unexercised Security, if applicable, to the Exchange Agent or to the Surviving Corporation, as the case may be, together with its duly executed Letter of Transmittal. Upon any payment pursuant to Section 1.10(c)(i) or any Earn-Out Payment becoming final and binding, the Exchange Agent shall, and Buyer shall cause the Exchange Agent or the Surviving Corporation as the case may be, to pay to such Equityholder within fifteen (15) Business Days after the date any such payment is deemed final and binding pursuant to Section 1.11, Section 1.12 or Section 1.13, by check or wire transfer, at such Equityholder’s election, or through the applicable payroll provider or agent or as otherwise agreed upon by the Company and Buyer, the portion of any such payment that such Equityholder has the right to receive pursuant to this Agreement, less any required withholding Tax to be withheld in accordance with Section 1.10(f). No interest will be paid or accrued on the Cash Payment, any Earn-Out Payments or any other amount to be paid to the Equityholders pursuant to this Agreement.

(c) No Further Ownership Rights in Shares, Warrants or Options. From and after the Effective Time, each Certificate (other than Certificates representing Dissenting Shares) or Unexercised Security, until surrendered as contemplated by this Section 1.16, shall be deemed to represent only the right to receive upon such surrender that portion of the Cash Payment which the holder thereof has the right to receive in respect of such Certificate or Unexercised Security pursuant to this Article 1, and upon release, such Equityholder’s portion of the Escrow Fund, Founders’ Escrow Fund and the Expense Fund, and such Equityholder’s portion of any Earn-Out Payments, if any. Following the Effective Time, no holder of Warrants or Options or any participant in the Company Option Plan or any other such plans, programs or arrangements shall have any right thereunder to acquire any Company Securities. That portion of the Cash Payment and Earn-out Payments, if applicable, when deposited with the Exchange Agent, the Escrow Fund and the Founders’ Escrow Fund, when deposited with the Escrow Agent, and the Expense Fund when delivered to the Representative, each in accordance with this Article 1, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Securities (including any Certificates and Unexercised Securities) of such Equityholder, other than with respect to any Stockholder asserting appraisal rights pursuant to the DGCL. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any Company Securities that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Unexercised Securities are presented to Buyer, the Surviving Corporation or the Exchange Agent for any reason, then they shall be cancelled and exchanged as provided in this Article 1 subject, in the case of Dissenting Shares, to Section 1.18.

(d) No Liability. At any time following twelve (12) months after the Effective Time, Buyer shall be entitled to require the Exchange Agent to deliver to any public official pursuant to any applicable abandoned property, escheat or similar Law any funds (excluding any interest received with respect thereto, which shall be delivered to the Buyer) which had been made available to the Exchange Agent and which have not been disbursed to the Equityholders. Notwithstanding anything to the contrary in this Agreement, none of Buyer, Merger Sub, the Surviving Corporation, the Company, the Exchange Agent, the Escrow Agent or any Party hereto shall be liable to any Person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Furthermore, notwithstanding anything to the contrary contained in this Agreement, none of Buyer, Merger Sub or the Surviving Corporation shall have any liability to the Equityholders or any Person if there are any inaccuracies in the payments made in accordance with Schedule 1.17(b) or the payment instructions provided to the Company by the Representative or any Equityholder.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon receipt of (a) an affidavit of that fact from the holder claiming such Certificate to be lost, stolen or destroyed, and (b) such indemnity as Buyer may reasonably require, then the Aggregate Merger Consideration with respect to the

Company Securities, as the case may be, represented by such Certificate shall be paid as provided in this Article 1. Each lost, stolen or destroyed Certificate with respect to which any Aggregate Merger Consideration shall be paid in accordance with the provisions of this subsection (e) shall forthwith be deemed surrendered and cancelled.

1.17 Allocation Schedules.

(a) Preliminary Allocation Schedule. Attached hereto as Schedule 1.17(a) is a preliminary merger allocation schedule (the “Preliminary Allocation Schedule”) which sets forth, as of the date hereof, with respect to each Equityholder (i) the preliminary allocation of the aggregate of the Aggregate Merger Consideration to which such Equityholder is entitled, (ii) the preliminary allocation of the Estimated Cash Payment to which such Equityholder is entitled at Closing, (iii) his, her or its interest in the Escrow Fund (assuming there are no adjustments pursuant to Article 1) and the Founders’ Escrow Fund, (iv) his, her or its interest in the Expense Fund (assuming there are no expense or costs incurred by the Representative), and (v) the Fully-Diluted Pro Rata Percentage for each Equityholder.

(b) Final Allocation Schedule. Not less than two (2) Business Days prior to the Closing Date, the Company will deliver to Buyer a spreadsheet in substantially the form of Schedule 1.17(a) setting forth with respect to each Equityholder (i) such Equityholder’s name and address as of the Closing Date, (ii) the number of shares and stock certificate numbers of the issued and outstanding Company Securities, including shares subject to Options or Warrants held by such Equityholder as of the Closing Date and identifying which such Company Securities are In the Money Warrants and In the Money Options, (iii) the portion of the Aggregate Merger Consideration payable to such Equityholder in accordance with the provisions hereof, (iv) the Cash Payment payable to such Equityholder in accordance with the provisions hereof, (v) his, her or its interest in the Escrow Fund, the Founders’ Escrow Fund, the Expense Fund and any Earn-Out Payments, and (vi) the tax reporting character of the payment to such person (e.g., Form 1099 or W-2) and the amount of Taxes to be withheld with respect to such Person, if any, in each case calculated based on the Company’s good faith estimate, as of the date of delivery of the Allocation Schedule, of the adjustments pursuant to Article 1 and assuming no exercise of appraisal rights pursuant to the DGCL (such spreadsheet, the “Allocation Schedule”). Upon receipt by Buyer and approval thereof (which will not be unreasonably withheld) within two (2) Business Days of receipt by Buyer, the Allocation Schedule will be appended to this Agreement as Schedule 1.17(b) hereto, and appended as an appropriate numbered schedule to the Exchange Agent Agreement and the Escrow Agreement, as applicable, and shall be in the form requested by the Escrow Agent and Exchange Agent.

1.18 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to exercise and properly exercises such holder’s appraisal rights (“Dissenting Shares”) pursuant to, and who complies in all respects with Section 262 of the DGCL or any successor provision, shall not be converted into, or represent the right to receive, the Aggregate Merger Consideration, but such holder shall instead be entitled to receive payment of the fair value of such holder’s Dissenting Shares in accordance with Section 262 of the DGCL; provided, that if any such holder fails to perfect or effectively withdraws or loses such holder’s appraisal rights, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration, as adjusted pursuant to Section 1.10 to which such holder is entitled, without interest or dividends thereon, upon the surrender of the Certificate(s) which formerly represented such Dissenting Shares, in the manner provided in Section 1.10. Prior to the Effective Time, the Company shall give Buyer prompt notice of any written demands complying with Section 262 of the DGCL received by the Company to exercise appraisal rights with respect to any Company Securities, withdrawals or attempted withdrawals of such demands and any other written instrument served pursuant to the DGCL and received by the Company relating to appraisal rights. After the Effective Time, Buyer and/or the Surviving Corporation shall give the Representative prompt notice of any written demands complying with Section 262 of the DGCL received by Buyer and/or the Surviving Corporation to exercise appraisal rights with respect to any Company Securities, withdrawals or attempted withdrawals of such demands and any other written instrument served pursuant to the

DGCL and received by Buyer and/or the Surviving Corporation relating to appraisal rights. The Company (prior to the Effective Time), the Surviving Corporation (after the Effective Time), the Representative, and Buyer shall be entitled to participate in all negotiations and Proceedings with respect to demands for appraisal rights under the DGCL. The Company, prior to the Effective Time, and the Representative, after the Effective Time, shall have the right in its sole discretion to conduct the defense of, any such demands; provided, however, that neither the Company nor the Representative shall voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, except with the prior written consent of Buyer (which will not be unreasonably withheld, conditioned or delayed). Buyer Indemnitees shall be entitled to recover any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement (“Dissenting Share Payments”) pursuant to Article 8 hereof.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

2.1 Representations and Warranties of Stockholders. Each Stockholder, individually and severally, and not jointly and severally, represents and warrants to Buyer and Merger Sub that the statements contained in this Section 2.1 are true and correct as of the date of this Agreement and the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule.

(a) Authorization of Transaction. Such Stockholder, if an entity, is duly formed, validly existing and in good standing under the Laws of the State of its formation. Such Stockholder has full power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which such Stockholder is a party and to perform such Stockholder’s obligations hereunder and thereunder. If such Stockholder is an entity, then the execution and delivery by such Stockholder of this Agreement and the Ancillary Agreements to which such Stockholder is or will be a party and the performance by such Stockholder of the transactions contemplated hereby and thereby have been duly approved by all requisite action of such Stockholder. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which such Stockholder is or will be a party constitute, or will constitute when executed and delivered by such Stockholder, the valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Other than as set forth on Schedule 2.1 of such Stockholder’s Joinder, such Stockholder is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which such Stockholder is or will be a party.

(b) Non-contravention. Neither the execution and the delivery of this Agreement and the Ancillary Agreements to which such Stockholder is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which such Stockholder is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which such Stockholder is a party or by which such Stockholder is bound or to which such Stockholder ‘s assets are subject, (iii) result in the imposition or creation of a Lien upon or with respect to the Company Securities, or (iv) violate any provision of the Organizational Documents of such Stockholder, if an entity.

(c) Brokers’ Fees. Such Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

(d) Company Securities. Such Stockholder holds of record and owns beneficially and has good and indefeasible title to the number and type of Company Securities set forth next to such Stockholder’s name in Schedule 1.17(a), free and clear of any Liens other than any restriction on transfer arising under applicable securities laws and any restrictions set forth in the agreements set forth in Schedule 2.1 of such Stockholder’s Joinder. Such Stockholder is not a party to, and such Stockholder’s Company Securities are not subject to, any option, warrant, purchase right or other Contract that could require such Stockholder to sell, transfer, or otherwise dispose of any Company Securities (other than this Agreement). Other than that certain Voting Agreement by and between the Company and the stockholders party thereto dated as of August 30, 2017, such Stockholder is not a party to any voting trust, proxy or other Contract with respect to the voting of any Company Securities.

(e) Litigation. Such Stockholder is not engaged in or a party to or, to the Knowledge of such Stockholder, threatened, with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement, and such Stockholder has not received written or, to the Knowledge of such Stockholder, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement.

2.2 Representations and Warranties of Buyer and Merger Sub. Buyer and Merger Sub, jointly and severally, represent and warrant to the Stockholders and the Company that the statements contained in this Section 2.2 are true and correct as of the date of this Agreement and the Closing Date.

(a) Organization of Buyer. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authorization of Transaction. Buyer and Merger Sub each have full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each is or will be a party and to perform their obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is or will be a party and the performance by Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly approved by all requisite action of Buyer and Merger Sub. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Buyer and Merger Sub is or will be a party constitute, or will constitute when executed and delivered by Buyer or Merger Sub as the case may be, the valid and legally binding obligation of Buyer or Merger Sub, as applicable, enforceable against Buyer or Merger Sub, as applicable, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies. Except as required to comply with applicable federal and state securities Laws, Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is or will be a party.

(c) Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer or Merger Sub is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which Buyer or Merger Sub is subject, (ii) violate any provision of the Organizational Documents of Buyer or Merger Sub or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer or Merger Sub is a party or by which it is bound or to which any of its assets is subject.

(d) Brokers’ Fees. Buyer and Merger Sub do not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Equityholder could become liable or obligated.

(e) Investment. Buyer is not acquiring the Company Securities with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(f) Litigation. Buyer and Merger Sub are not engaged in or a party to or, to the Knowledge of Buyer, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements, and neither Buyer nor Merger Sub has received written or, to the Knowledge of Buyer, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements.

(g) Cash Resources. Buyer has and will have at the Closing sufficient cash resources to enable Buyer to timely perform its obligations hereunder, including (a) paying the Aggregate Merger Consideration, and (b) paying in full all fees, costs and expenses payable by Buyer in connection with this Agreement and the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company represents and warrants to Buyer and Merger Sub that the statements contained in this Article 3 are true and correct as of the date of this Agreement and the Closing Date, except as set forth in the disclosure schedule delivered by the Company to Buyer on the date hereof (the “Disclosure Schedule”).

3.1 Organization, Qualification, and Power. Section 3.1(a) of the Disclosure Schedule sets forth the jurisdiction of incorporation or formation of the Company and each state or other jurisdiction in which the Company is licensed or qualified to do business. The Company is duly organized, validly existing and in good standing under the Laws of Delaware. The Company is duly authorized to conduct its business as currently conducted and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so authorized or in good standing would not reasonably be expected to be material to the Company. The Company has full corporate power and authority necessary to carry on the businesses in which it is currently engaged and to own, lease and use the properties owned, leased and used by it. Section 3.1(b) of the Disclosure Schedule lists the members of the board of directors and the officers of the Company. The Company has made available to Buyer copies of the Organizational Documents, the minute book and stock record books for the Company, each of which is correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Organizational Documents.

3.2 Subsidiaries. The Company has never and does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

3.3 Authorization of Transaction. (a) The Company has full corporate power, authority and legal capacity to execute and deliver the Agreement, the Escrow Agreement and the other Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder subject only to receipt of the Requisite Vote. The execution and delivery by the Company of the Agreement, the Escrow Agreement, and the other Ancillary Agreements to which it is or will be a party and the performance by the Company of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of the Company. Assuming the due authorization, execution and delivery of this Agreement, the Escrow Agreement, and the other Ancillary Agreements by the other parties hereto and thereto, this Agreement, the Escrow Agreement, and each other Ancillary Agreement to which the Company is or will be a party constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies.

(b) The board of directors of the Company, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to and in the best interest of the Stockholders, (ii) approving this Agreement, the Escrow Agreement, and the other Ancillary Agreements to which it is or will be a party, and the transactions contemplated hereby and thereby, including the Merger, which approval satisfies in full the requirements of the DGCL that the Agreement be approved by the Company’s board of directors, and (iii) recommending the approval and adoption of this Agreement by the Stockholders.

(c) Approval of this Agreement requires the affirmative vote or written consent of Stockholders owning sixty percent (60%) of the outstanding Common Stock (the “Requisite Vote”). The Requisite Vote is the only vote or written consent of the holders of Company Securities necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

3.4 Capitalization.

(a) The Company Securities represent 100% of the outstanding stock or other ownership interests in the Company. All of the Company Securities have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Section 3.4(a) of the Disclosure Schedule lists all of the Company’s issued and authorized stock and the record owner of such stock. Except as set forth on Section 3.4(a) of the Disclosure Schedule, there are no other stock or other ownership interests in the Company or outstanding securities convertible or exchangeable into stock or other ownership interests of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem stock or other ownership interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. Except as set forth on Section 3.4(a) of the Disclosure Schedule, there are no voting trusts, proxies or other Contracts with respect to the voting of the stock or other ownership interests of the Company.

(b) The authorized capital of the Company consists, immediately prior to the date of this Agreement of 14,000,000 shares of Common Stock, 12,483,090 shares of which are issued and outstanding immediately prior to the date of this Agreement, and as of the Closing Date the number of shares of Common Stock issued and outstanding will not exceed 12,483,090. As of the date of this Agreement, the number of Fully-Diluted Shares is equal to 13,048,918 and as of the Closing Date the number of Fully-Diluted Shares will not exceed 13,048,918.

(c) No Equityholder has made a loan to, or borrowed money from, the Company since January 1, 2015 and the Company has no outstanding liabilities to any Equityholder in respect of any loan or borrowing.

(d) As of the date of this Agreement, 112,500 shares of Common Stock are issuable pursuant to the exercise of outstanding Warrants, 453,328 shares of Common Stock are issuable pursuant to the exercise of outstanding Options issued under the Company Option Plan, and 210,546 shares of Common Stock remain available for issuance under the Company Option Plan.

3.5 Non-contravention. Neither the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which the Company is subject, (ii) violate or conflict with any provision of the Organizational Documents of the Company, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, Consent or payment under any Material Contract or Permit to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Except as set forth on Section 3.5 of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is or will be a party.

3.6 Brokers’ Fees. Except as set forth on Section 3.6 of the Disclosure Schedule, the Company does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.7 Assets.

(a) The Company has good and marketable title to, or a valid leasehold interest or license in, all tangible properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet (other than inventory sold in the Ordinary Course of Business), free and clear of all Liens, except for Permitted Liens. The assets, properties and rights owned, leased, or licensed by the Company are all the assets, properties and rights used by the Company in the operation of the Business or necessary to operate the Business as currently conducted consistent with past practice.

(b) The buildings, machinery, equipment and other tangible assets that the Company owns or leases have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

3.8 Financial Statements; Interim Conduct; Books and Records; Bank Accounts.

(a) Attached to Section 3.8(a) of the Disclosure Schedule are correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): (i) audited balance sheets, statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2016 and December 31, 2017 (the “Most Recent Fiscal Year End”); and (ii) unaudited consolidated balance sheets, statements of income, stockholders’ equity and cash flows (the “Most Recent Financial Statements”) as of and for the eleven (11) month period ended November 30, 2018 (the “Most Recent Fiscal Month End”). Except as set forth on Section 3.8(a) of the Disclosure Schedule, the Financial Statements are true and correct and have been prepared consistent in all material respects with the books and records of the Company, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company as of and for their respective dates and for the periods then ending; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments and lack notes (none of which will be material individually or in the aggregate). An unaudited balance sheet, statement of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2018 (the “Unaudited 2018 Financial Statements”) will be provided to Buyer pursuant to Section 7.1(r). At the time of delivery and as of the Closing Date, the Unaudited 2018 Financial Statements will be prepared in good faith, consistent with the Company’s current practice and consistent in all material respects with the books and records of the Company, prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company as of and for the date and for the period then ending; provided, however, that the Unaudited 2018 Financial Statements are subject to normal, recurring year-end adjustments and lack notes (none of which will be material individually or in the aggregate; further provided, that, to the extent there is a variance of GAAP in the Unaudited 2018 Financial Statements, the Company will provide a description of such variance to Buyer (subject to any qualifications set forth on Section 3.8(a) of the Disclosure Schedule).

(b) Since the Most Recent Fiscal Year End, the business of the Company has been conducted in the Ordinary Course of Business in all material respects, and there has not been any Material Adverse Change and no event has occurred which could reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on Section 3.8(b) of the Disclosure Schedule, since the Most Recent Fiscal Year End the Company has not:

(i) sold, leased, transferred or assigned any assets or property (tangible or intangible) with a value in excess of $50,000, other than sales of products of the Company in the Ordinary Course of Business;

(ii) experienced any damage, destruction or loss (whether or not covered by insurance) to its tangible assets or property in excess of $50,000;

(iii) received notice from any Person regarding the acceleration, termination, material modification, or cancelation of any Material Contract;

(iv) issued, created, incurred or assumed any Debt involving more than $50,000;

(v) forgiven, canceled, compromised, waived or released any Debt owed to it or any material right or material claim;

(vi) issued, sold or otherwise disposed of any of its stock or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its stock or other ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its stock or other ownership interests or redeemed, purchased or otherwise acquired any stock or other ownership interest or amended or made any change to any of its Organizational Documents or made any other payment to its stockholders (other than compensation to the stockholders who are employees of the Company in the Ordinary Course of Business);

(vii) granted any increase in salary or bonus or otherwise increased the compensation or benefits payable or provided to any director, officer, employee, consultant, advisor, or agent except wage or salary increases set forth on Section 3.8(b)(vii) of the Disclosure Schedule.

(viii) engaged in any promotional, sales, discount, or other similar activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing or delay any sales that would otherwise be expected to occur prior to the Closing;

(ix) made any commitment outside of the Ordinary Course of Business or in excess of $50,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;

(x) instituted any material change in its accounting practices or methods, or cash management practices;

(xi) taken or omitted to take any action which could be reasonably anticipated to have a Material Adverse Effect;

(xii) made, changed or rescinded any Tax election, settled or compromised any Tax liability, amended any Tax Return, took any action, omitted to take any action or entered into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax assets of Buyer in respect of any taxable period ending after the Closing Date;

(xiii) collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course of Business;

(xiv) entered into any transaction with any Affiliate; or

(xv) agreed or committed to any of the foregoing.

(c) All notes and accounts receivable reflected on the Most Recent Financial Statements, and all accounts receivable of the Company generated since the Most Recent Fiscal Month End (the “Receivables”), constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company in the Ordinary Course of Business and are valid and enforceable claims. To the Company’s Knowledge, the Receivables are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable. Subject to any specific bad debt reserves reflected on the Most Recent Financial Statements, the receivables are collectible in full. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied in accordance with past custom and practice.

(d) The accounts payable of the Company reflected on the Most Recent Financial Statements arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, or are being contested by the Company in good faith.

(e) The books of account, minute books and stock record books of the Company, all of which have been made available to Buyer, are accurate and complete in all material respects and have been maintained in accordance with reasonable business practices and Laws. On the Closing Date, such books, registers and records will be in the possession of the Company. The minute books of the Company contain true and complete records of all meetings and other material actions, including actions by vote or written consent of the board of directors (or equivalent body) of the Company and the stockholders of the Company.

(f) Section 3.8(f) of the Disclosure Schedule contains an accurate, correct and complete list of (i) the names and addresses of all banks, commercial lending institutions and other financial institutions in which the Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto; and (ii) the credit card issuers with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto. There are no automatic, periodic or scheduled withdrawals or debits with respect to any of the bank or corporate accounts except as set forth on Schedule 3.8(f) of the Disclosure Schedule.

(g) The Company has not received any grants, subsidies or other financial assistance from a Governmental Body except as listed in Section 3.8(g) of the Disclosure Schedule.

3.9 Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) are accrued or reserved against in the Most Recent Financial Statements, (b) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business, (c) result from the obligations of the Company under this Agreement or the Ancillary Agreements, or (d) liabilities and obligations pursuant to any Contract to which the Company is a party or is otherwise bound which arose in the Ordinary Course of Business and did not result from any default, tort, breach of contract or breach of warranty.

3.10 Legal Compliance.

(a) Except as set forth on Section 3.10(a) of the Disclosure Schedule, the Company has complied and is in compliance, in each case in all material respects, with all Laws, and no Proceeding has been filed or to the Company’s Knowledge been commenced or threatened alleging any failure so to comply. Since January 1, 2013, the Company has not received any written notice or communication from any Governmental Body, commercial or private third party payor or insurance plan, or other Person alleging any non-compliance in any material respect with the foregoing. Without limiting the foregoing, the Company has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(b) Section 3.10(b) of the Disclosure Schedule sets forth a correct and complete list all Permits held by the Company (“Permits”). Such Permits (i) constitute all Permits necessary for the operation of the business of the Company, and (ii) are in full force and effect. The Company is in compliance in all material respects with each such Permit. No condition exists that with notice or lapse of time or both would constitute a default under any Permit. No Proceeding is pending or, to the Company’s Knowledge, has been threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension, withdrawal, termination, modification or material restriction of any Permit.

(c) Neither the Company nor any of its officers, directors, agents, employees, or any other Persons has, on behalf of the Company, (i) offered or made any illegal payment or provided any unlawful compensation (whether in money, property or services) or gifts to, or for the private use of, any Government Body or any government official, officer, employee, or agent of any Governmental Body, or any employee, customer or supplier of the Company, or (ii) offered, paid, solicited, accepted or received any unlawful remuneration, contributions, payments, expenditures or gifts; to or from any (1) referral source to obtain any patient referrals or other business or payments, or (2) referral recipient to make or deliver any patient or other health care business referrals, no Proceeding has been filed or commenced alleging any such remuneration, payments, contributions or gifts.

3.11 Tax Matters.

(a) The Company has filed with the appropriate taxing authorities all income and other material Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time (other than automatic extensions) within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Securities or any of the assets of the Company. The Company uses the accrual method of accounting for Tax purposes.

(b) Adequate reserves and accruals have been established to provide for the payment of all Taxes (excluding any employment Taxes arising in connection with the transactions contemplated by this Agreement) which are not yet due and payable with respect to the Company.

(c) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed in writing by any taxing authority against the Company that has not been paid, settled or otherwise resolved. There is no Proceeding or audit now pending, proposed or, to the Knowledge of the Company, threatened in writing against the Company or concerning the Company with respect to any Taxes. The Company has not been notified in writing by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Company by any taxing authority.

(d) All material Taxes that are required to be withheld or collected by the Company, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or stockholders of the Company, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by Laws.

(e) No written claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) The Company is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, in each case, the principal purpose of which relates to the sharing, indemnification or reimbursement of Taxes, and are not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.

(g) The Company will not be required as a result of (i) a change in method of accounting or use of an improper method of accounting requested or initiated prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) the receipt of any prepaid revenue on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code, to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be.

(h) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) The Company has provided or made available to Buyer correct and complete copies of all income and other material Tax Returns filed by or with respect to any of them for the taxable years ending on or after December 31, 2014, and Section 3.11(i) of the Disclosure Schedule indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency, which waiver or extension remains in effect. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(j) There is no Contract to which the Company is a party that will, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G (as determined without regard to Section 280G(b)(4) of the Code.

(k) The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) does not have any Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law).

(l) The Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(m) The Company has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) Notwithstanding any other provision in this Agreement to the contrary, the Company makes no representations regarding (i) the amount or availability of any Tax attributes (including net operating loss carry-forwards, asset Tax basis and general business Tax credits) of the Company after the Closing or (ii) any Tax period that begins after the Closing Date, with the exception of the representations in Section 3.11(g).

3.12 Real Property.

(a) The Company does not and has never owned any real property.

(b) Section 3.12 of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. The Company has made available to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(c) Subject to the respective terms and conditions in the Leases, the Company is the sole legal and equitable owner of the leasehold interest in the Leased Real Property, free and clear of all Liens (other than Permitted Liens).

(d) With respect to each parcel of Leased Real Property: (i) to the Knowledge of the Company, there are no pending or threatened condemnation Proceedings, suits or administrative actions relating to any parcel of Leased Real Property or other matters affecting adversely the current use or occupancy thereof; (ii) to the Knowledge of the Company, the operation of the Leased Real Property in the manner in which it is now owned and operated comply with all zoning, building, use, safety or other similar Laws; (iii) the Company has not received any notice of any special Tax, levy or assessment for benefits or betterments that affect any parcel of Leased Real Property and, to the Knowledge of the Company, no such special Taxes, levies or assessments are pending or contemplated; (iv) there are no Contracts to which the Company is a party or is otherwise bound granting to any third party or parties the right of use or occupancy of any parcel of Leased Real Property, and there are no third parties (other than the Company) in possession of any such parcel; and (v) each parcel of Leased Real Property abuts on and has adequate direct vehicular access to a public road and to the Knowledge of the Company there is no pending or threatened termination of such access. The Leased Real Property comprises all of the real property used in the business of the Company, and the Company is not a party to any Contract or option to purchase any real property or any portion thereof or interest therein.

3.13 Intellectual Property.

(a) Company Intellectual Property. Section 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of the following Company-Owned IP Rights: (i) issued Patents and pending applications for Patents; (ii) Trademark registrations and pending applications for Trademarks; and (iii) issued Copyrights and pending applications for Copyrights. The Company has paid all applicable registration, maintenance and renewal fees necessary to maintain the registrations for any Company-Owned IP Rights or Company-Owned IP Rights subject to a pending application. The Company has made all necessary filings currently required to be filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company-Owned IP Rights and recording the ownership interests of the Company therein. All Company-Owned IP Rights that are registered are valid and enforceable. To the Knowledge of the Company, all Company Owned IP Rights that are not subject to a pending application or issued registrations are, to the extent permitted under applicable law, enforceable. There are no outstanding deadlines of any patent, copyright or trademark office (or any analogous office or registry anywhere in the world) in relation to such listed registrations or applications that will expire within sixty (60) days of the Closing Date.

(b) Title; Right to Use. The Company owns and has all right, title and interest in and to each item of Company-Owned IP Rights, free and clear of any Liens other than Permitted Liens and Intellectual Property Licenses granted by the Company, and has valid right to use all other Company IP Rights, except that the foregoing representation does not pertain to any interference, infringement, misappropriation or violation of any Intellectual Property by the Company. The Company is not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release or other similar agreement that could reasonably be expected, individually or in the aggregate, to materially and adversely affect the Company’s rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell or otherwise exploit any Company IP Rights.

(c) Sufficiency. The Company IP Rights are sufficient for the conduct of the business of the Company as currently conducted. The Company has taken reasonable actions to maintain, police and protect the material Company-Owned IP Rights.

(d) Non-Infringement of Third-Party Intellectual Property Rights. The operation of the business of the Company as such business is currently conducted, does not infringe, misappropriate or otherwise violate, nor since April 15, 2011, has not infringed, misappropriated or otherwise violated any Third-Party IP Rights. As of the date hereof, there are no pending, and to the Knowledge of the Company, no threatened Proceedings against the Company, and since April 15, 2011, the Company has not received any written notice, alleging it is infringing, misappropriating, or otherwise violating of any Third-Party IP Rights.

(e) Non-Infringement By Third Parties. To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned IP Rights, by any third party. As of the date hereof, the Company has not instituted any Proceedings for infringement, misappropriation or other violation of any Company-Owned IP Rights.

(f) Founders. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been, to the extent permitted by applicable Law, duly and validly assigned to the Company.

(g) Contributors. All Company-Owned IP Rights were developed by (i) employees of the Company within the scope of their employment; or (ii) independent contractors who have entered into written agreements with the Company that assigned (to the extent permitted by applicable Law) to the Company all right, title and interest in and to any Intellectual Property developed for the Company (collectively, the “Authors”). Except for rights that may not be assigned pursuant to applicable Law, no employee or independent contractor has retained any rights, licenses, claims or interest whatsoever with respect to any Company-Owned IP Rights developed by the such employee or independent contractor for the Company that restricts or limits in any way the scope of the Company-Owned IP Rights or requires such employee or independent contractor to transfer, assign or disclose information concerning the Company-Owned IP Rights to anyone other than the Company. Without limiting the foregoing, the Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property rights assignments from all current and former Authors in the form made available to Buyer. The Company has provided to Buyer copies of all such forms currently and historically used by the Company.

(h) Government or University Funding. No funding, facilities or personnel of any Governmental body or any university, college, other educational institution or research center were used to directly or indirectly develop any Company-Owned IP Rights.

(i) No Impact on Company-Owned IP Rights. Neither the execution and delivery or effectiveness of this Agreement (or any Ancillary Agreement), the performance of the Company’s obligations under this Agreement, consummation by the Company of the transactions contemplated hereby (or any Ancillary Agreement) will, with or without notice or lapse of time, result in, or give any Person the right or option to declare or cause: (i) a loss of, Lien on or the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right (including any grant, assignment or transfer to any other Person of any license or other right or interest under, to or in); (ii) payment obligations by the Company in excess of such payment obligations had such transactions not occurred, nor require the consent of any other Person, in order for Company to use or exploit the Company-Owned IP Rights to the same extent as the Company was permitted before the date hereof; or (iii) as a result of any Contract to which the Company is bound, the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Intellectual Property of Buyer or any Affiliate of Buyer (other than the Company post-Closing).

(j) Proprietary Information. The Company has taken commercially reasonable actions to protect and preserve the confidentiality of all material Proprietary Information is included in the Company IP Rights. To the Knowledge of the Company, all use and/or disclosure of Confidential Information by or to a third party has been pursuant to the terms of a written Contract between the Company and such third party. The Company has not breached any Contracts of non-disclosure or confidentiality.

(k) No Harmful Code. All of the Company Software complies with the applicable warranty and other contractual commitments relating to its use, functionality, or performance. The Company Software does not contain any time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, or spyware, that is capable of (or that allows any untrusted party to be capable of) accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming any computers, networks, data or other electronically stored information, or computer programs or systems.

(l) Source Code. The Company has not disclosed, delivered, licensed or made available to any escrow agent or other Person, agreed to disclose, deliver, license or make available to any escrow agent or other Person, any source code for any Company Software, except for disclosures to employees or contractors under written agreements that prohibit use or disclosure except in the performance of services to Company.

(m) Open Source Materials. Section 3.13(m) of the Disclosure Schedule provides a complete list of third party components in the Company Software that is either distributed by the Company or used by the Company to provide hosted services to customers, in each case identifying (i) the applicable Contract with respect thereto, and (ii) for each item of Open Source Materials, (A) the name of each of the Open Source Materials and any modification thereof; and (B) the name and version number of the applicable license therefor. With respect to any Open Source Materials that are or have been used by the Company in any way in connection with any Company Software (including but not limited to Open Source Materials), the Company is and has been in compliance with all applicable licenses and other agreements. The Company has not used any Open Source Materials in such a way that would obligate the Company under the terms of such licenses to distribute, license or make available to any third party the source code of any of the products of Company (other than the applicable Open Source Material itself).

(n) Other Restrictions. The Company is not bound by, and no Company-Owned IP Rights are subject to, any Contract containing any covenant or other provision that in any material way limits or restricts the ability of the Company to use, exploit, make available, assert or enforce any Company-Owned IP Right or any Company Software anywhere in the world in the manner in which the business is currently being conducted.

3.14 Privacy and Data Security.

(a) The Company is and has been at all times during the past six (6) years (i) in compliance in all material respects with the provisions of the Privacy Laws applicable to Company, (ii) in compliance with all contractual obligations to which the Company is a party to or otherwise bound regarding the Processing, privacy, security, confidentiality, or breach of Personal Information, or the rights of any individual who is a subject of Personal Information, including, without limitation, any “Business Associate Contract”, as described by 45 C.F.R. §§ 164.502(e) and 164.504(e), with any “Covered Entity”, “Business Associate”, or “Subcontractor”, as such terms are defined at 45 C.F.R. § 160.103 (collectively, the “Privacy Obligations”), (iii) in compliance with all policies, procedures, notices, and practices regarding the Processing, privacy, security, confidentiality, or breach of Personal Information or the rights of any individual who is a subject of Personal Information established and adopted by the Company or communicated by the Company to Persons to whom the Personal Information relates (collectively, the “Privacy Policies”).

(b) The Company has entered into a Business Associate Contract with each Covered Entity which constitutes a Business Associate, upstream Business Associate, or Subcontractor of the Company. To the Knowledge of the Company, no Covered Entity, upstream Business Associate, or Subcontractor of the Company has breached any Business Associate Contract to which the Company is a party.

(c) The transactions contemplated hereby and related data transfers will not violate any Privacy Obligation.

(d) The Company has, and at all times during the past six (6) years has, to the extent that Company has been subject to HIPAA, adopted written privacy and security compliance policies and procedures and conducted a comprehensive information security risk assessment as required by HIPAA and has made available to Buyer true, complete and correct copies of the most recent of such policies, procedures and risk assessments. The Company has obtained, or confirmed that other Persons have obtained, all approvals, consents, licenses, or other legal permissions, or permitted waivers of the same, necessary under Privacy Laws and Privacy Obligations for the Company to Process Personal Information in the manner so Processed by the Company. No Protected Health Information collected by the Company is used or disclosed by the Company for secondary purposes, including research, without first being de-identified in accordance with 45 C.F.R. § 164.514(b), in the event de-identification of such Protected Health Information is permitted under any applicable Business Associate Contract.

(e) Except as set forth on Section 3.14(e) of the Disclosure Schedule, the Company has not experienced, or been required under Privacy Laws, other Privacy Obligations, or the Privacy Policies to report to a Governmental Body, affected individual, Covered Entity, credit reporting agency, media outlet, or other Person (i) a “Breach” of “Unsecured Protected Health Information,” as such terms are defined at 45 C.F.R. § 164.402; (ii) a use or disclosure of Protected Health Information in violation of HIPAA or Privacy Obligations; (iii) a breach, breach of security, breach of security of a system, or unauthorized acquisition, access, use, or disclosure of any Personal Information with respect to which notification of any Person is required under any Privacy Law; or (iv) any material “Security Incident”, as defined by 45 C.F.R. § 164.304.

(f) The Company has implemented commercially reasonable measures, including, without limitation, implementing reasonable and appropriate administrative, physical, and technical safeguards and monitoring compliance with the same, designed to ensure that Personal Information is protected against loss, unauthorized access, use, modification, disclosure, or other misuse. The Company has implemented commercially reasonable disaster recovery and security plans, procedures and facilities.

(g) No investigation or Proceeding exists or is pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such investigation or Proceeding, against Company by any Governmental Body or other Person (x) regarding the Company’s Processing of Personal Information or (y) alleging a violation of such Person’s, or any other Person’s, privacy, security, publicity, personal or confidentiality rights under Laws or noncompliance with or a violation of any Privacy Policies, Privacy Laws, or Privacy Obligations. The Company has not received any written notice or complaint of violation of any Privacy Policies, Privacy Laws, or Privacy Obligations from any Governmental Body or other Person, including, without limitation, the Office for Civil Rights of HHS, the HHS Office of Inspector General, the U.S. Department of Justice or any state attorneys general.

(h) With respect to all of the information technology and computer systems (including information technology and telecommunication hardware, communications networks and data centers) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used by the Company: (i) there has been no material successful unauthorized intrusions or breaches of the security thereof, (ii) there has not been any material malfunction, unplanned downtime, or service interruption thereof that has not been remedied or replaced in all material respects, (iii) the Company has implemented commercially reasonable measures designed to protect the confidentiality, integrity and security of its servers, systems, sites, circuits, networks and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, in conformance with applicable industry practices, including without limitation security patches or security upgrades that are generally available therefor, and (iv) to the Knowledge of the Company, no third party providing technology services to Company has failed in any material respect to meet any service obligations. The Company has implemented reasonable backup and recovery technology processes consistent with industry standard practices.

3.15 Contracts.

(a) Section 3.15(a) of the Disclosure Schedule lists the following Contracts to which the Company is a party:

(i) each Contract with any customer or supplier that is required to be listed on Section 3.23 of the Disclosure Schedule;

(ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $50,000 and with terms of less than one year);

(iii) each Contract relating to a joint venture or partnership, or involving a sharing of profits, losses, costs or liabilities with any other Person;

(iv) each Contract relating to the acquisition, sale, transfer, or disposition by the Company of any material assets or properties, or of the operating business or the capital stock of or other equity interests in any other Person that were consummated since January 1, 2016 or under which there is any surviving liability against the Company;

(v) each Contract containing any non-competition or non-solicitation covenant that purports to restrict the business activity of the Company or other covenant that purports to limit the freedom of the Company to engage in any line of business;

(vi) each power of attorney;

(vii) each Contract for, relating to, evidencing, or guaranteeing Debt;

(viii) each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(ix) each Contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement;

(x) each Contract under which the Company has advanced or loaned to any other Person amounts in the aggregate exceeding $10,000;

(xi) each franchise, dealership, vendor, manufacturing or service center Contract carrying obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000;

(xii) each Contract with any of the Company’s officers, Equityholders, directors or employees, or any Affiliate of the Company, other than (a) agreements relating to the issuance of options to purchase shares of Common Stock or (b) agreements relating to the assignments of inventions to the Company or confidentiality obligations to the Company, each of which is consistent in all material respects with the form Contracts which have been made available to Buyer;

(xiii) any settlement agreement;

(xiv) each Intellectual Property License other than any Incidental License; and

(xv) any other agreement material to the Company whether or not entered into in the Ordinary Course of Business.

(b) The Company has made available to Buyer a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Section 3.15(b) of the Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Contracts (if any).

(c) Each Material Contract is legal, valid, binding, enforceable and in full force and effect. Except as specifically disclosed and described in Section 3.15(c) of the Disclosure Schedule, (i) no Material Contract has been breached in any material respect or canceled by the Company or, to the Knowledge of the Company, any other party thereto, (ii) the Company has performed in all material respects all obligations under such Material Contracts required to be performed by the Company, (iii) to the Knowledge of the Company, there is no event that has occurred which, upon giving of notice or lapse of time or both, would constitute a breach or default in each case in any material respect under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract, and (iv) the Company has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

3.16 Insurance. Section 3.16(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage (collectively, the “Company Insurance Agreements”):

(a) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(b) the policy number and the period of coverage; and

(c) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

There is no claim by the Company or any other Person pending under any such policies and bonds as to which coverage has been questioned, denied or disputed. All premiums payable under all such policies and bonds have been paid. There are no threatened terminations of, or material premium increases with respect to, any of such policies or bonds. Section 3.16(b) of the Disclosure Schedule sets forth a list of all claims made under the Company Insurance Agreements, or under any other insurance policy, bond or agreement covering the or its operations since January 1, 2017. Since January 1, 2017, the Company has maintained insurance policies with coverage and policy limits that are substantially similar to the coverage and policy limits provided by the Company Insurance Agreements.

3.17 Litigation. Except as set forth in Section 3.17 of the Disclosure Schedule, there are no (and during the last two years there have not been any) complaints, charges, Proceedings, Orders, or investigations pending, brought, conducted, or heard by or before any Governmental Body or, to the Knowledge of the Company, threatened or anticipated relating to or affecting the Company, and to the Knowledge of the Company no facts or circumstances exist that could reasonably be expected to give rise to any such complaints, charges, Proceedings, Orders, or investigations against the Company of any of its properties or assets. There is no outstanding Order to which the Company is subject. The Company is fully insured with respect to each of the matters set forth on Section 3.17 of the Disclosure Schedule.

3.18 Employees.

(a) Section 3.18 of the Disclosure Schedule sets forth a complete and correct list of all salaried employees of the Company, showing for each: (i) name, (ii) hire date, (iii) current job title, (iv) actual base salary, bonus, commission or other remuneration paid during 2018, and (v) 2019 base salary level and 2019 target bonus and (vi) indicating whether there has been any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing since January 1, 2018.

(b) The Company has provided Buyer with complete and correct copies of (i) all existing severance, accrued vacation or other leave agreement, policies or retiree benefits of any such officer, employee or consultant, (ii) all employee trade secret, non-compete, non-disclosure and invention assignment agreements and (iii) all manuals and handbooks applicable to any current or former director, manager, officer, employee or consultant of the Company. The employment or consulting arrangement of each officer, employee or consultant of the Company is, subject to Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Company and the Company does not have any severance obligations if any such officer, employee or consultant is terminated. To the Knowledge of the Company, no executive or key employee of the Company or any group of employees of the Company has plans to terminate employment with the Company.

(c) The Company has not experienced (nor, to the Knowledge of the Company, has it been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. The Company has not committed any material unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

(d) All individuals who have performed services for the Company or who otherwise have claims for compensation from the Company have been properly classified as an employee or an independent contractor pursuant to all Laws, including, but not limited to, the Code and ERISA.

3.19 Employee Benefits.

(a) Section 3.19 of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute or with respect to which the Company has any liabilities.

(i) Each such Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in all material respects, in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other Laws.

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid (or, if not yet due, accrued in accordance with the past custom and practice of the Company) with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) is so qualified and has received a favorable determination from the Internal Revenue Service or utilizes a prototype or volume submitter plan that is the subject of a favorable opinion or advisory letter issued by the Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and, to the Knowledge of the Company, nothing has occurred since the date of the most recent such letter that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(v) No Employee Benefit Plan provides medical or other welfare benefits with respect to any employee or service provider beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) coverage through the end of the month of retirement or other termination of employment or service, (C) disability benefits attributable to disabilities occurring at or prior to retirement or other termination of employment or service, and (D) conversion rights at the sole expense of the converting individual. The Company has not and does not reasonably expect to incur or be subject to, any material Tax or penalty that may be imposed under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended (“PPACA”).

(vi) There have been no nonexempt Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any liability for a material breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits, appeals of such claims and domestic relations order Proceedings) is pending or, to the Knowledge of the Company, threatened.

(vii) With respect to each such Employee Benefit Plan (to the extent applicable thereto), the Company has made available to Buyer correct and complete copies of (A) the current plan document and all amendments thereto, (B) the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Employee Benefit Plan, (C) the most recent determination letter received from the Internal Revenue Service, (D) the most recent annual report (Form 5500, with all applicable attachments), (E) all related trust agreements, insurance Contracts, and other funding arrangements which implement such Employee Benefit Plan, in each case, as currently in effect, and (F) any material, non-routine correspondence with the IRS, DOL or PBGC within the last three years.

(b) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)) or a Multiemployer Plan.

(c) Except as explicitly required by this Agreement or as disclosed on Section 3.19(c) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any employee of the Company or other individual to receive payment of any severance pay or change in control or other payment of any money or other property from the Company or would result in the acceleration or provision of any other rights or benefits to any individual, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Section 280G of the Code. No payments under any Employee Benefit Plan or otherwise would result in an excise tax under Section 4999 of the Code on any employee, director or independent contractor providing services to the Company. The Company has no obligation to “gross-up” any individual with respect to taxes incurred under Section 4999 or Section 409A of the Code.

(d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” subject to Code Section 409A is in compliance in all material respects with the requirements of Code Section 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder.

3.20 Debt. Except as set forth on Section 3.20 of the Disclosure Schedule, the Company does not have any Debt and is not liable for any Debt of any other Person.

3.21 Business Continuity. None of the Company Software, computer hardware (whether general or special purpose) or telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of its businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such Systems by the Company.

3.22 Certain Business Relationships with the Company. Except as set forth on Section 3.22 of the Disclosure Schedule, none of the Equityholders, nor any officer or director of the Company, nor any Affiliates of any of the foregoing:

(a) to the Company’s Knowledge, owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is engaged in the Business (other than the Company) or is a competitor, supplier, customer, lessor or lessee of the Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 1% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act;

(b) has any claim against or owes any amount to, or is owed any amount by, the Company, other than compensation in the Ordinary Course of Business for services provided to the Company;

(c) has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company;

(d) is a party to any Contract to which the Company is a party or which otherwise benefits the business of the Company other than (i) the issuance of options to purchase shares of Common Stock, or (ii) agreements relating to the assignments of inventions to the Company or confidentiality obligations to the Company; or

(e) has received from or furnished to the Company any goods or services since the Most Recent Fiscal Year End, or is involved in any business relationship with the Company other than in respect of their services to the Company.

3.23 Significant Business Partners; Providers. Section 3.23 of the Disclosure Schedule sets forth a list of the Significant Business Partners as of the date hereof. Except as set forth on Section 3.23 of the Disclosure Schedule, since January 1, 2017, none of the Significant Business Partners (i) has canceled, suspended or otherwise terminated (or has provided written notice that it intends to cancel, suspend or otherwise terminate) its entire business relationship with the Company or (ii) has provided written notice to the Company that it intends to materially reduce its entire business relationship with the Company (other than reductions in the ordinary course of business consistent with past practice). The Company has not been informed in writing or, to the Company’s Knowledge, orally by any Significant Business Partner that, as a result of the consummation of the transactions contemplated hereby, that such Significant Business Partner will cancel, suspend or terminate its relationship with the Company, materially reduce its business with the Company, or adversely change the terms upon which it pays for products or services from the Company.

3.24 Restrictions on Business Activities. There is no Contract, Order, or other instrument binding upon the Company, its Equityholders, or the current or former officers, or directors of the Company which restricts of prohibits the Company from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the business of the Company.

3.25 Product Warranty. Each product or service, developed, sold, leased, or delivered by the Company is and has been developed, sold, leased, or delivered in conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any liability (and to the Knowledge of the Company there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages, liability or obligations in connection therewith, in excess of the reserve for warranty claims set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Section 3.25 of the Disclosure Schedule includes copies of the standard terms and conditions of service, sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions). No product or service sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity different in any material respect than the limited warranty provided by the Company in its form partnership agreement set forth in Section 3.25 of the Disclosure Schedule, except for any guaranty, warranty or other indemnity that is imposed by Law.

3.26 Regulatory Matters.

(a) The Company is not currently engaged in, nor has previously engaged in, any activities requiring an Authorization from FDA or any other similar Governmental Body, including, but not limited to, the development, testing, manufacture, marketing, promotion, assembly, distribution, commercialization, licensing, or sale of any software or other product subject to regulation by FDA or any other similar Governmental Body as a medical device.

(b) The Company has not received written notice of, nor been subject to, any adverse inspectional finding, data integrity review, investigation, penalty, fine, reprimand, sanction, assessment, request for corrective or remedial action, warning letter, regulatory letter, untitled letter, FDA Form 483, or other compliance or enforcement notice, communication, or correspondence from FDA or any other Governmental Body.

(c) Neither the Company nor, any of its directors, officers, stockholders, employees, agents, or affiliates have (i) intentionally made an untrue statement of material fact or fraudulent statement on behalf of the Company to any other Governmental Body, or intentionally made an untrue statement of material fact on behalf of the Company in any records or documentation prepared or maintained to comply with the applicable Laws; (ii) intentionally failed to disclose a material fact required to be disclosed to any Governmental Body; (iii) or has ever been has been convicted of or charged or threatened in writing with prosecution or is, to the Knowledge of the Company, under an investigation or subject to any enforcement action by a Governmental Body, including FDA, the National Institutes of Health, the U.S. Centers for Medicare & Medicaid Services, the Office of the Inspector General for the Department of Health and Human Services, Office for Civil Rights of HHS, or the Department of Justice, or assessed any Civil Monetary Penalty, for any violation of a Health Care Law, including for data or Federal Healthcare Program fraud. Neither the Company nor any of its officers, directors, or employees, directly or indirectly, have made or offered any remuneration (in cash or in kind), payment, gratuity or other thing of value that is prohibited by any Law, including any Health Care Law, to any referral sources, referral recipient, or Governmental Body or any government official, employee, agent or personnel.

(d) Neither Company nor any of its employees, agents, contractors, officers, or directors have been excluded from, debarred, restricted, suspended, or prohibited from participation in any Federal Healthcare Program, listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, or designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(e) The Company is and at all times has been in compliance in all material respects with all applicable Health Care Laws, and none of the Company or its Subsidiaries has received written notice from any Government Authority, commercial or private third party payor or insurance plan, or other Person alleging any material failure to comply with applicable Health Care Laws.

(f) The Company is not and has never been the subject of an audit, inspection, investigation, or review by a Governmental Body or any other commercial or private third party payor or insurance plan for a violation of any Health Care Laws, including, without limitation, any Federal Health Care Program requirement.

(g) The Company has, at all times, engaged healthcare professionals which have in good standing all licenses, registrations, certifications and approvals required to provide clinical oversight and supervision of the services provided by the Company, its employees, or its affiliates in accordance with and as may be required by applicable Law.

3.27 Disclosure Schedule. The Company has provided Buyer full and complete copies of all documents referred to on the Disclosure Schedule.

ARTICLE 4

COVENANTS

4.1 Stockholder Consent.

(a) As soon as practicable after the date of this Agreement, but in no event later than three (3) Business Days following the execution of this Agreement, the Company shall deliver to all Stockholders an information statement that includes all information that is required to be given to such Stockholders pursuant to the DGCL in connection with the Merger (including, to the extent applicable, adequate notice of the Merger and a notice of appraisal rights in accordance with Section 262 of the DGCL) (collectively, the “Stockholder Materials”). Prior to the delivery of the Stockholder Materials, the Company will give Buyer and its counsel a reasonable opportunity, but in no event less than three (3) Business Days, to review and comment on reasonably final drafts of the Stockholder Materials; provided that the Stockholder Materials shall be reasonably acceptable to Buyer At the time they are sent and at all times subsequent thereto (through and including the Effective Time) (subject to any reasonable time period needed to prepare and circulate an amendment or supplement as contemplated by the next sentence), the Stockholder Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If, at any time prior to the Effective Time, any event or information should be discovered by the Company which should reasonably be set forth in an amendment or supplement to the Stockholder Materials, then the Company will promptly inform Buyer of such occurrence, and the Company will deliver to its Stockholders such amendment or supplement. The Stockholder Materials will include the recommendation of the board of directors of the Company in favor of this Agreement and the Merger and the conclusion of the board of directors of the Company that the terms and conditions of the Merger are fair and reasonable to, and in the best interests of, the Stockholders.

(b) Promptly following the execution of this Agreement, but in no event later than ten (10) days prior to Closing, the Company shall deliver to each holder of a Warrant the appropriate notice of early termination in accordance with the terms of such Warrant. Prior to the delivery of such notice, the Company will give Buyer and its counsel a reasonable opportunity, but in no event less than three (3) Business Days, to review and comment on such notice.

4.2 State Takeover Laws. If any “fair price” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Buyer and its board of directors and the Company and its board of directors shall use commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act in a manner reasonable to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

4.3 Conduct of Business Prior to the Closing. From the date hereof until the earlier to occur of the Closing of the termination of this Agreement pursuant to Article 10 (the “Interim Period”), Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, the Company shall use commercially reasonable efforts to:

(a) operate its business in the Ordinary Course of Business;

(b) in all material respects preserve its business organization, maintain its rights and ongoing operations, retain the services of and maintain and preserve its relationship with its officers, employees and consultants and maintain and preserve its relationship with its material customers, suppliers, licensors, licensees, creditors, lessors and others having material business relationships with it;

(c) maintain and keep its material tangible assets in as good repair and condition as at present, ordinary wear and tear excepted (consistent with the age of such items);

(d) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained;

(e) operate its business in all material respects in compliance with all Laws;

(f) pay all expenses and liabilities when due in the Ordinary Course of Business;

(g) pay in a timely fashion, or accrue for, all Taxes or other public charges levied against it, or against the Company’s business or its assets;

(h) not split, combine, subdivide, reclassify or amend any Company Securities or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Company Securities or any other ownership interests or otherwise make any payments to the Stockholders in their capacity as such (other than the repurchase of any share of Common Stock from former employees, non-employee directors and consultants in accordance with agreements existing as of the date of this Agreement providing for the repurchase of share in connection with any termination of services);

(i) not issue, sell or dispose of, or agree to issue, sell or dispose of any (i) additional shares of capital stock of any class or other ownership interests (including Company Securities), (ii) contingent value, stock appreciation, phantom stock, profit participation or similar rights, (iii) securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or other ownership interests, or (iv) any rights, warrants, options, calls, commitments or any other Contracts of any character to purchase or acquire any of the foregoing, (in each case other than the issuance of Common Stock issuable upon the exercise or conversion of (A) Options outstanding on the date of this Agreement in accordance with their terms, or (B) Warrants outstanding on the date of this Agreement in accordance with their terms);

(j) not adopt any amendments to the certificate of incorporation or bylaws of the Company;

(k) not acquire, or agree to acquire, in a single transaction or series of related transactions, any business or assets having a value in excess of $10,000 individually or $50,000 in the aggregate, other than transactions that are in the Ordinary Course of Business;

(l) not enter into any exclusive licensing arrangement regarding any Company IP Rights or enter into any non-exclusive licenses, other than those non-exclusive licenses that are entered into in the Ordinary Course of Business and on terms that are similar in all material respects with the terms of the currently existing non-exclusive licenses of the Company;

(m) not sell, pledge, dispose, transfer, lease, license (except for non-exclusive licenses entered into in the Ordinary Course of Business), guarantee, mortgage, or subject to Lien or authorize the sale, pledge, disposition, transfer, lease, license, mortgage, guarantee of or Lien on any of its assets having a value of $50,000 or more;

(n) not enter into any joint venture agreement or partnership agreement;

(o) not make any material change in its accounting systems, policies or practices, except as required by GAAP or Laws;

(p) not make or change any election with respect to Taxes, change any Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into a settlement or closing agreement with any taxing authority, surrender any right to claim a refund for Taxes, or consent to an extension of the statute of limitations applicable to any Tax claim or assessment;

(q) not (i) incur or assume any Debt (other than accounts payable and expenses for travel and other appropriate business expenses in the Ordinary Course of Business), (ii) guarantee or otherwise become liable for any Debt of another Person, (iii) issue or sell any debt securities or other rights to acquire any debt securities of the Company or guarantee any debt securities of another Person, (iv) make any loans, advances (other than advances for travel and other appropriate business expenses in the Ordinary Course of Business) or capital contributions to, or investments in, any other Person, or (v) cancel any Debt or claims;

(r) not (i) modify or amend any Material Contract in a manner adverse to the Company, (ii) terminate (including by failing to renew) any Material Contract to which the Company is a party, or (iii) waive, release or assign any material rights or claims thereunder;

(s) not enter into any Contract that, if it were effective on the date of this Agreement, would constitute a Material Contract other than in the Ordinary Course of Business;

(t) not consent to allow any insurance policy naming the Company as beneficiary or loss payee to be cancelled or terminated, or instruct any of the Company’s insurance carriers to decrease any current policy coverage limits or materially change the terms of such coverage, other than to increase the coverage in the Ordinary Course of Business;

(u) not commence any Proceeding against any Person or settle or compromise, or pay or agree to pay any material amount or perform any material obligation in settlement or compromise of, any pending or threatened litigation involving the Company, or its directors, officers, employees, or agents, any Company IP Rights, or any Employee Benefit Plan;

(v) not modify, amend or terminate, or waive, release or assign any rights or claims with respect to any confidentiality or standstill Contract to which the Company is a party;

(w) not make or agree to make any commitment for capital expenditures other than as set forth in Schedule 4.3(w) or fail to incur any capital expenditures set forth in Schedule 4.3(w);

(x) not engage in any promotional, sales, discount, or other similar activity that could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing or delay any sales that would otherwise be expected to occur prior to the Closing

(y) not accelerate the collection of accounts receivable, delay the payment of any accounts payable or take any other actions with respect to Working Capital outside of the Ordinary Course of Business; or

(z) except as required pursuant to Sections 1.7(c) and 1.7(d) not agree to or effect any amendment to any of the outstanding Options or Warrants.

During the Interim Period, except as consented to in writing by Buyer, the Company shall not take or agree to take (x) any action that would reasonably be expected to result in a breach of any of the Company’s representations and warranties or covenants in this Agreement or in any statement or certificate delivered in connection herewith, (y) any action that would reasonably be expected to result in any of the conditions set forth in Article 5 not being satisfied or (z) any action that would cause any of the changes, events or conditions described in Section 3.8(b) to occur.

Buyer acknowledges and agrees that: (i) nothing contained in this Agreement, including the restrictions set forth in this Section 4.3, shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 4.3 or elsewhere in this Agreement to the extent that the requirement of such consent could as determined by Buyer’s counsel violate any Law.

4.4 Notification; Schedule Updates. During the Interim Period, the Company will promptly notify Buyer in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would reasonably be expected to cause or constitute a breach of any representation or warranty made by the Company in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Company set forth in this Agreement; and (iv) any event, condition, fact or circumstance that may reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 5 impossible or unlikely. In the case of any event, condition, fact or circumstance described in subsections (i) or (ii) above the Company may supplement, update or amend the Disclosure Schedule in connection with the discovery or occurrence of such event. For the avoidance of doubt, no such notification, supplement, update or amendment of the Disclosure Schedule will be effective to cure or correct any breach of any representation, warranty or covenant, or constitute the waiver of any rights of Buyer, including for the purposes of the indemnification rights in Article 8, of the termination rights under Section 10.1, or of determining whether or not the conditions set forth in Article 5 have been met.

4.5 Adverse Developments. The Company will promptly notify Buyer in writing, of any Material Adverse Effect with respect to the Company occurring during the Interim Period.

4.6 Regulatory and Other Authorizations; Notices and Consents. During the Interim Period, the Buyer, Merger Sub and the Company shall, as promptly as possible, use their respective reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Bodies and third parties that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each such party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. None of the Buyer, Merger Sub and the Company shall willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

4.7 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below). Except as specifically provided in Section 12.20(b), the Stockholders acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company.

4.8 Payment of Designated Payables. At least one (1) Business Day prior to Closing, the Company shall pay all bills payable set forth on Schedule 4.8.1 (the “Designated Payables”). The Company will take such action as reasonably requested by Buyer to assist with the Company’s audit for fiscal 2018 and the implementation with respect to ASC 606.

4.9 Litigation Support. In the event and for so long as Buyer or the Company actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the Founders will cooperate with it and its counsel in the contest or defense and provide such testimony and access to such Founder’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Company (unless Buyer and the Company are entitled to indemnification therefor under Article 8 below).

4.10 Access to Information; Monthly Reports. The Company shall afford to Buyer and its representatives reasonable access, during normal business hours and upon reasonable advance notice to the Company, under the supervision of the Company’s personnel during the Interim Period, to all its key personnel, properties, books, Contracts, commitments and records as Buyer may reasonably request. During such period, the Company shall make available to Buyer all other information concerning its business, properties and personnel as Buyer or its representatives may reasonably request. During the Interim Period, the Company shall furnish Buyer and its representatives with monthly financial statements, each within 30 days of the end of the applicable month, and information of the type and detail currently prepared by the Company and such other financial, operating and other data and information related to the Company as Buyer may reasonably request. Any access, disclosure or investigation rights afforded in this Section 4.10 shall not require the Company to provide access to, or disclose any information to, Buyer or any of its representatives if such access, disclosure or investigation would (a) waive any legal privilege or (b) be in violation of applicable Law or the provision of any Contract entered into prior to the date of this Agreement to which the Company is a party.

4.11 Confidentiality. The Parties acknowledge that Buyer and the Company have previously executed the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms, and the parties hereby agree that the information obtained in any investigation, negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement. If the Merger is consummated in accordance with this Agreement, then effective on the Effective Date each Equityholder agrees not to disclose or use any Confidential Information, except that, if and as long as a Equityholder is an employee of the Company after the Closing, then such Equityholder may use the Confidential Information in the ordinary course of his or her employment on behalf of the Company so long as such use is in compliance with all policies and agreements applicable to such Equityholder, except, in each case, to the extent that (a) such information has otherwise been made public (other than as a result of disclosure by the Company or such Equityholder); (b) any such information is disclosed to any Governmental Entity in connection with any Proceeding involving a dispute between the Equityholder and Buyer; (c) to the extent disclosure of specific terms of the transaction contemplated hereby is made by an Equityholder that is a venture capital or private equity fund, in communications to its investors or prospective investors as may be legally or contractually required, or customarily provided to investors or prospective investors in the ordinary course of business and such investors or prospective investors are bound by confidentiality with respect to the information disclosed. Upon termination of such employment, each Equityholder will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his or her possession. If any Equityholder is requested or required pursuant to written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information, then such Equityholder will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.11. If, in the absence of a protective order or the receipt of a waiver hereunder, any Equityholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Equityholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Equityholder shall use its, his or her best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of an Equityholder.

4.12 Exclusivity. The Company agrees that, during the Interim Period, the Company will not, and will cause each of its directors, officers, employees, representatives, agents, subsidiaries, affiliates, and stockholders not to, directly or indirectly: (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposals or offers from any Person (other than Buyer and its representatives) concerning (i) any transfer or sale of assets of the Company (not in the Ordinary Course of Business); (ii) the issuance of any capital stock or other equity or debt interests of the Company, other than Options issued to newly hired or promoted employees in the Ordinary Course of Business and other than capital stock issued upon exercise or conversion of presently outstanding exercisable or convertible securities, or (iii) any acquisition, business combination, amalgamation, change of control or other similar transaction involving the Company; (b) have any discussion with or provide any confidential information or data to any person or entity relating to any such inquiry, proposal or offer; (c) approve or recommend, or propose to approve or recommend, whether publicly or to any director or Equityholder, any such proposal or offer; or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other similar agreement related to any such proposal or offer, or propose, whether publicly or to any director or Equityholder, or agree to do any of the foregoing related to any such proposal or offer. Immediately after execution of this Agreement, the Company will, and will instruct its representatives to, immediately cease and terminate any existing discussion, or negotiation with any third parties conducted heretofore by the Company or any of its representatives with respect to any of the foregoing. The Company will promptly advise Buyer of, and communicate to Buyer in writing the terms and conditions of (and the identity of the person or entity making), any such inquiry, proposal or offer received subject to, and only to the extent of, applicable contractual obligations of the Company under non-disclosure or similar agreements existing as of November 30, 2018.

4.13 Employees.

(a) Buyer, the Surviving Corporation and their respective Subsidiaries and Affiliates shall treat, and shall cause each plan, agreement, program, policy and arrangement sponsored or maintained by Buyer, the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Effective Time and in which any employee of the Company immediately prior to the Closing Date (a “Retained Employee”) (or the spouse, domestic partner or dependent of any Retained Employee) participates or is eligible to participate (each, a “Buyer Plan”) to treat, for all purposes, all service with the Company (and any predecessor employers if the Company or any Employee Benefit Plan provides past service credit) as service with Buyer, the Surviving Corporation and their respective Subsidiaries and Affiliates; provided, however, that such service need not be counted to the extent it would result in duplication of benefits and such service need only be credited to same extent and for the same purpose as such service was credited under the corresponding Employee Benefit Plan. Buyer, the Surviving Corporation and their respective Subsidiaries and Affiliates will use commercially reasonable efforts to cause each Buyer Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations regarding the Retained Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the corresponding Employee Benefit Plan, and (ii) to recognize for each Retained Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Buyer Plan any deductible, co-payment and out-of-pocket expenses paid by such Retained Employee and his or her spouse, domestic partner and dependents under the corresponding Employee Benefit Plan during the plan year of such Employee Benefit Plan in which occurs the later of the Closing Date and the date on which such Retained Employee begins participating in such Buyer Plan.

(b) Nothing in this Section 4.13, whether express or implied, shall confer upon any current or former employee of the Company, Buyer, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. No provision of this Section 4.13 is intended to modify, amend or create any employee benefit plan, fund, program or arrangement of the Company, Buyer, the Surviving Corporation or any of their respective Subsidiaries or Affiliates.

(c) Effective the day prior to the Closing Date, the Company shall take action to terminate the Company’s 401(k) plan. The Company and Buyer shall use their reasonable best efforts to cause the assets of such plan (including any promissory notes evidencing outstanding participant loans) to be transferred to the Buyer’s 401(k) plan, in accordance with applicable Law.

4.14 Independent Investigation; No Reliance. In connection with its investment decision, Buyer and its representatives have inspected and conducted such independent review, investigation and analysis (financial and otherwise) of the Company as desired by Buyer. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby are not done in reliance upon any representation or warranty or omission by, or information from, the Company, any Equityholder or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article 2 and Article 3 (as modified by the Disclosure Schedule) or any certificate required to be delivered by any such Stockholder or the Company pursuant to this Agreement, and Buyer acknowledges that the Equityholders and the Company expressly disclaim any other representations and warranties. Buyer acknowledges that none of the Equityholders or the Company has made any representations or warranties to Buyer regarding the probable success or profitability of the Company or its business.

ARTICLE 5

CONDITIONS TO BUYER’S AND MERGER SUB’S OBLIGATIONS

The obligations of Buyer and Merger Sub to consummate this Agreement and the Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

5.1 Representations and Warranties. The representations and warranties of the Company to Buyer contained in this Agreement (and in any certificates delivered by the Company pursuant to this Agreement) that are qualified by materiality (including by a Material Adverse Effect qualifier) will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that speak of a particular date, which shall be true and correct in all respects as of such date); the representations and warranties of the Company to Buyer contained in this Agreement (and in any certificates delivered by the Company pursuant to this Agreement) that are not so qualified by materiality (including a Material Adverse Effect qualifier) will be true and correct in all material respects (in each case, subject to all qualifications as to Knowledge, if any, set forth in those representations and warranties) as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that speak of a particular date, which shall be true and correct in all material respects as of such date) and the Fundamental Representations contained in this Agreement will be true and correct in all respects as of the Closing Date.

5.2 Compliance with Covenants. All of the covenants set forth in this Agreement to be complied with and performed by the Company on or before the Closing Date will have been duly complied with and performed in each case in all material respects.

5.3 Closing Deliverables. On the Closing Date the Company will have delivered or caused to be delivered to the Buyer the duly executed Closing deliverables as specified in Section 7.1.

5.4 Absence of Litigation. As of the Closing, no Proceeding will be pending or threatened before any court, other Governmental Body or arbitrator, which if successful, would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreements or (ii) materially adversely affect the right of Buyer following the Closing to own the Company Securities or the right of Buyer to operate the Company as currently operated to use the Company IP Rights.

5.5 No Material Adverse Effect. There will have been no Material Adverse Effect during the period from the date of this Agreement to the Closing Date.

5.6 Third Party Consents; Notice. The Company shall have procured all of the consents or approvals, or given notice to certain third parties, in each case as set forth on Schedule 5.6.

5.7 Requisite Vote; Letters of Transmittal; Appraisal Rights. (i) Evidence that the Requisite Vote was obtained shall have been delivered to Buyer, (ii) Stockholders owning at least ninety-five percent (95%) of the outstanding Common Stock shall have adopted this Agreement and approved the Merger and executed Joinders, each in the form attached hereto as Exhibit C (each, a “Joinder”), and (iii) Stockholders owning no more than five percent (5%) of the outstanding Company Common Stock shall have exercised their appraisal rights under Section 262 of the DGCL.

5.8 No Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Order that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

5.9 Designated Payables. Evidence reasonably satisfactory to Buyer that the Designated Payables have been satisfied in full.

ARTICLE 6

CONDITIONS TO COMPANY’S OBLIGATIONS

The obligations of the Company to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

6.1 Representations and Warranties. The representations and warranties of Buyer to the Stockholders and the Company contained in this Agreement (and in any certificates delivered by Buyer pursuant to this Agreement) that are qualified by materiality (including by a Material Adverse Effect qualifier) will be true and correct in all respects (except for such representations and warranties that speak of a particular date, which shall be true and correct in all respects as of such date) and the representations and warranties of Buyer to Stockholders contained in this Agreement (and in any certificates delivered by Buyer pursuant to this Agreement) that are not so qualified by materiality (including by a Material Adverse Effect qualifier) will be true and correct in all material respects (in each case, subject to all qualifications as to knowledge set forth in those representations and warranties) as of the Closing Date (except for such representations and warranties that speak of a particular date, which shall be true and correct in all material respects as of such date).

6.2 Compliance with Covenants. All of the covenants set forth in this Agreement to be complied with and performed by the Buyer or Merger Sub on or before the Closing Date will have been duly complied with and performed in each case in all material respects.

6.3 Closing Deliverables. On the Closing Date, Buyer will have delivered or caused to be delivered to the Company or other third parties the duly executed Closing deliverables, as specified in Section 7.2 below.

6.4 Government Consents. The Government Consents shall have been obtained, including, but not limited to, any consents or approvals as may be required under the HSR Act or any other Antitrust Law

6.5 No Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Order that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

ARTICLE 7

CLOSING DELIVERIES

7.1 Closing Deliveries of the Company. At or prior to the Closing the Company, shall deliver or cause to be delivered to Buyer or at the direction of Buyer to the Exchange Agent:

(a) the certificates representing all of the outstanding Common Stock, together with the other appropriate instruments of transfer to convey the same to Buyer;

(b) the Certificate of Merger, executed by the Company which shall be filed by Buyer with the Delaware Secretary of State;

(c) a certificate of the Secretary of the Company, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Company, (ii) the authorizing resolutions of the Company approving the Merger, this Agreement and the transactions contemplated hereby, and (iii) the incumbency and signatures of the Persons signing this Agreement, the Escrow Agreement, and the other Ancillary Agreements to which the Company is a party;

(d) a certificate of the Chief Executive Officer of the Company as to the satisfaction of the conditions set forth in Sections 5.1, 5.2, 5.4, 5.5, 5.7 and 5.8;

(e) good standing certificates for the Company from Delaware and each jurisdiction in which the Company is qualified to do business;

(f) counterpart signature pages to the Proprietary Information, Inventions Assignment, and Non-Solicitation Agreement, each in the form attached hereto as Exhibit B by each Founder and each member of the Management Team;

(g) resignation letters from each member of the board of directors and each officer of the Company forth on Schedule 7.1(g);

(h) all documentation necessary to obtain releases of all Liens (other than the Permitted Liens), including appropriate UCC termination statements, if any;

(i) payoff and release letters from the holders of the Debt set forth on Schedule 7.1(i) that (i) reflect the amounts required in order to pay in full such Debt and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to any financing statements filed against the assets or equity interests of the Company by the holders of such Liens;

(j) a termination agreement from each party to the related party Contracts identified on Schedule 7.1(j);

(k) the Escrow Agreement in the form attached hereto as Exhibit D, duly executed by the Representative;

(l) Employment Agreements each in the form attached hereto as Exhibit E, signed by each of the Founders;

(m) Non-Competition Agreements each in the form attached hereto as Exhibit H, signed by each of the Persons set forth on Schedule 11.2(a);

(n) evidence, in form and substance, satisfactory to Buyer that the Company’s 401(k) plan and all Company stock option plans and warrants have been terminated;

(o) a certificate, addressed to Buyer and dated as of the Closing Date and duly executed under penalties of perjury by a responsible corporate officer of the Company, certifying that the Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with a notice, prepared in accordance with Treasury Regulations Section 1.897-2(h)(2) and duly executed under penalties of perjury by a responsible corporate officer of the Company, in each case in form and substance reasonably acceptable to Buyer;

(p) each member of the Management Team shall have executed offer letters in substantially the form attached hereto as Exhibit I;

(q) Transaction Bonus Release Letters each in the form attached hereto as Exhibit J, signed by each of the Persons set forth on Schedule 7.1(q);

(r) at least two (2) Business Days prior to the Closing Date, the Unaudited 2018 Financial Statements;

(s) evidence reasonably acceptable to Buyer that the Company has engaged independent auditors to prepare the Company’s audit for fiscal 2018 and assist the Company with respect to the implementation of ASC 606, with the audit and implementation being scheduled to be completed no later than March 31, 2019; and

(t) all other instruments and documents required by this Agreement to be delivered by the Company, the Equityholders or the Representative to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to Buyer.

7.2 Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver to the Company:

(a) the Certificate of Merger duly executed by the Buyer or Merger Sub;

(b) a certificate from the Secretary of Buyer, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of Buyer and Merger Sub, (ii) the authorizing resolutions of the Buyer and Merger Sub approving the Merger, this Agreement and the transactions contemplated hereby, and (iii) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which Buyer or Merger Sub is a party;

(c) a certificate of an officer(s) of Buyer and Merger Sub as to the satisfaction of the conditions set forth in Sections 6.1, 6.2, 6.4 and 6.5;

(d) the Exchange Agent Agreement, duly executed by Buyer and the Exchange Agent;

(e) counterparty signature pages to the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(f) payment to the Persons designated in and in accordance with Section 1.10(a); and

(g) all other instruments and documents required by this Agreement to be delivered by Buyer to the Company, the Equityholders or the Representative.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to the Company.

ARTICLE 8

REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1 Indemnification by Equityholders.

(a) Subject to the terms, conditions and limitations set forth in this Article 8, in the event the Closing occurs, the Equityholders, individually and severally, and not jointly and severally, based on their respective Fully-Diluted Pro Rata Percentage, covenants and agrees to indemnify, defend and hold harmless Buyer and each of its respective Affiliates, and their respective successors and assigns (the “Buyer Indemnitees”) from and against any Adverse Consequences that any Buyer Indemnitee suffers or incurs (including any Adverse Consequences they suffer or incur after the end of any applicable survival period set forth in Section 8.3, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 8 prior to the end of any such applicable survival period) resulting from, arising out of, or caused by (i) any breach or inaccuracy of any representation or warranty made in Article 3, (ii) any breach or inaccuracy of any representation or warranty contained in any certificate delivered by the Company in connection with this Agreement, (iii) any breach of any covenant or agreement of the Company in this Agreement, (iv) any claim by any Equityholder or former Equityholder of the Company, or any other Person, not set forth on the Allocation Schedule, seeking to assert or based upon (A) ownership or rights to ownership of any Company Securities, (B) any rights of any Equityholder in his, her or its capacity as such (other than the right to receive such Equityholder’s portion of the Aggregate Merger Consideration pursuant to this Agreement or to otherwise enforce such Equityholder’s rights and remedies hereunder), including any option, preemptive rights or rights to notice or to vote, or (C) any rights under the certificate of incorporation or bylaws of the Company, in effect as of immediately prior to the Closing, whether or not facts relating to any of the foregoing have been disclosed in the Disclosure Schedule, (v) any claim by any Equityholder or former equityholder of the Company, or any other Person, not set forth on the Allocation Schedule (A) that his, her or its Company Securities were wrongfully repurchased by the Company or issued or sold to such Person in violation of any securities Laws, whether or not facts relating to the foregoing have been disclosed in the Disclosure Schedule, or (B) of a breach of fiduciary duty or otherwise by the directors and officers of the Company in connection with the approval of this Agreement and the transactions contemplated hereby, (vi) any inaccuracy on the Allocation Schedule, (vii) any Designated Excluded Liabilities, or (viii) any assertion or recovery by any Stockholder of the fair value, interest, and expenses or other amounts pursuant to appraisal rights exercised or purportedly exercised pursuant to the DGCL (it being understood that any Adverse Consequences relating thereto shall not include the pro rata share of the Aggregate Merger Consideration such asserting or recovering Stockholder would have received pursuant to this Agreement).

(b) Subject to the terms and conditions of this Article 8, in the event that the Closing occurs, each Equityholder, individually and severally, and not jointly and severally, covenants and agrees to indemnify, defend and hold harmless Buyer Indemnitees from and against any Adverse Consequences that any Buyer Indemnitee suffers or incurs (including any Adverse Consequences they suffer or incur after the end of any applicable survival period set forth in Section 8.3, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 8 prior to the end of any such applicable survival period) resulting from, arising out of, relating to, or caused by (i) any breach or inaccuracy of any representation or warranty made by such Equityholder in Section 2.1, (ii) any inaccuracy in or a breach of any representation, warranty or covenant of such Equityholder contained in the Letter Transmittal delivered by such Equityholder pursuant to Section 1.16(b) or in any certificate delivered by such Equityholder pursuant to this Agreement or the Letter of Transmittal, (iii) any failure of any Equityholder to have good, valid and marketable title to the issued and outstanding Company Securities or Unexercised Securities issued in the name of such holder, free and clear of all Liens, or (iv) any breach of any covenant or agreement applicable to such Equityholder in this Agreement.

(c) For purposes of clarifying the meaning of “individually and severally” with respect to indemnification by the Equityholders under this Section 8.1 and Section 9.1 (x) in the case of a claim for indemnification against any Equityholder (a “Responsible Equityholder”) based on Section 8.1(b) or Section 9.1(a) (any such claims, “Equityholder Specific Claims”), (i) the representations and warranties and covenants and agreements underlying the Equityholder Specific Claims are made individually by such Responsible Equityholder as to itself, himself or herself only, and (ii) with respect to any Equityholder Specific Claims or any intentional fraud on the part of a Responsible Equityholder, no other Equityholder will be liable or obligated to indemnify any Buyer Indemnitee for any Adverse Consequences other than the Responsible Equityholder responsible for the Equityholder Specific Claim or intentional fraud, and, subject to the limitations set forth in this Article 8, such Responsible Equityholder will be liable for any such Adverse Consequences, and (y) in the case of a claim for indemnification against one or more Equityholders that does not constitute an Equityholder Specific Claim, each Equityholder’s indemnification obligation pursuant to this Article 8 and Article 9 shall be equal to such Equityholder’s Fully-Diluted Pro Rata Percentage of the applicable Adverse Consequences with respect to which the indemnification payment is made.

8.2 Indemnification by Buyer. Subject to the terms and conditions of this Article 8, in the event that the Closing occurs, Buyer will indemnify, defend and hold harmless the Equityholders, their respective Affiliates, and their respective successors and assigns (the “Equityholder Indemnitees”) from and against any Adverse Consequences they may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 8 prior to the end of any applicable survival period) resulting from, arising out of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer or Merger Sub in Section 2.2 or (b) any breach of any covenant or agreement of Buyer in this Agreement.

8.3 Survival and Time Limitations.

(a) All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing as set forth in this Section 8.3.

(b) The right to indemnification, payment of any losses or other remedy based on such representations and warranties, covenants, and obligations of the Company and the Equityholders set forth in this Agreement, will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

(c) The representations and warranties of the Company and the Equityholders set forth in this Agreement will survive the Effective Time until 11:59 p.m. Mountain Time on the date that is fourteen (14) months following the Closing Date, and no Equityholder will have any liability with respect to any claim under Section 8.1(a)(i) or Section 8.1(b)(i) unless Buyer notifies the Representative of such a claim in accordance with Section 8.6 or 8.7, before 11:59 p.m. Mountain Time on the date that is fourteen (14) months following the Closing Date; provided, however, that notwithstanding the foregoing (a) the representations and warranties of the Company set forth in in Section 3.11 (Tax Matters) (the “Excluded Representations”) will survive the Effective Time until the expiration of the applicable statute or period of limitations, and no Equityholder will have any liability with respect to any claim under Section 8.1(a)(i) with respect to any Excluded Representation unless Buyer notifies the Representative of such a claim in accordance with Section 8.6 or 8.7, before the expiration of the applicable statute or period of limitations, (b) the representations and warranties of the Company or the Equityholders, as applicable, set forth in Sections 2.1(a) (Authorization of Transaction), 2.1(b) (Non-contravention), 2.1(c) (Brokers’ Fees), 2.1(d) (Company Securities), 3.1 (Organization, Qualification and Power), 3.2 (Subsidiaries), 3.3 (Authorization of Transaction), 3.4 (Capitalization), 3.5 (Non-contravention), 3.6 (Brokers’ Fees), the first sentence of 3.7(a) (Assets) and the first sentence of 3.13(b) (Intellectual Property) (collectively, the representations and warranties described in this clause (b) are referred to as the “Fundamental Representations”) will survive the Effective Time until 11:59 p.m. Mountain Time on the date that is seven (7) years following the Closing Date and no Equityholder will have any liability with respect to any claim under

Section 8.1(a)(i) or Section 8.1(b)(i) with respect to any Fundamental Representation unless Buyer notifies the Representative or an Equityholder, as applicable, of such a claim in accordance with Section 8.6 or 8.7, on or before 11:59 p.m. Mountain Time on the date that is seven (7) years following the Closing Date, and (c) any claim of intentional fraud may be made at any time without limitation.

(d) The representations and warranties of Buyer set forth in this Agreement will survive the Effective Time until 11:59 p.m. Mountain Time on the date that is fourteen (14) months following the Closing Date, and Buyer will have no liability with respect to any claim under Section 8.2(a) unless the Representative notifies Buyer of such a claim in accordance with Section 8.6 or 8.7, on or before 11:59 p.m. Mountain Time on the date that is fourteen (14) months following the Closing Date; provided, however, that notwithstanding the foregoing the representations and warranties of Buyer set forth in Sections 2.2(b) (Authorization of Transaction), 2.2(c) (Non-contravention), and 2.2(d) (Brokers’ Fees) will survive the Effective Time until 11:59 p.m. Mountain Time on the date that is seven (7) years following the Closing Date and Buyer will have no liability with respect to any claim under Section 8.2(a) with respect to any such representations or warranties unless the Representative notifies Buyer of such a claim in accordance with Section 8.6 or 8.7, on or before 11:59 p.m. Mountain Time on the date that is seven (7) years following the Closing Date.

(e) All covenants and agreements contained in this Agreement, the Letters of Transmittal and the documents and certificates delivered pursuant to this Agreement and the Letters of Transmittal shall survive the Closing Date in accordance with their terms.

(f) Notwithstanding anything to the contrary contained herein, if Buyer or the Representative, as applicable, provides notice of a claim in accordance with the terms of this Agreement within the applicable time period set forth above, then liability for such claim will continue until such claim is fully resolved. The Parties acknowledge that the time periods set forth in this Section 8.3 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the parties.

8.4 Limitations on Indemnification.

(a) The Equityholders will have no liability pursuant to Section 8.1(a)(i) or Section 8.1(b)(i) unless and until Buyer Indemnitees have suffered aggregate Adverse Consequences for which the Buyer Indemnitees are entitled to be indemnified pursuant to Section 8.1(a)(i) or Section 8.1(b)(i), in excess of $150,000 (the “Threshold”), after which point the Equityholders will be obligated to indemnify Buyer Indemnitees from and against only such Adverse Consequences in excess of the Threshold; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Excluded Representations or the Fundamental Representations or (ii) any intentional fraud or intentionally fraudulent breach of a representation or warranty. Notwithstanding the foregoing, with respect to calculating whether the Threshold has been satisfied, the amount of any adjustment to the Cash Payment which was reduced pursuant to Section 1.10(c)(ii) shall be included in the calculation.

(b) With respect to claims for indemnification pursuant to Section 8.1(a)(i) or Section 8.1(b)(i) the aggregate maximum liability of all Equityholders shall not exceed the Escrow Amount (the “Cap”); provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Excluded Representations, (ii) the Fundamental Representations, or (iii) any intentional fraud or intentionally fraudulent breach of a representation or warranty.

(c) With respect to any Adverse Consequences for which Buyer Indemnitees may be entitled to indemnification under this Article 8, Buyer Indemnitees will recover such Adverse Consequences first from the Escrow Fund.

(d) Any liability of the Equityholders under this Article 8 which has not been paid from the Escrow Fund shall be satisfied from the Equityholders or the individual Equityholder, as applicable, in cash. Subject to

Section 8.4(e), in no event will an Equityholder’s liability under this Agreement exceed the portion of the Aggregate Merger Consideration actually received by such Equityholder.

(e) Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the liability of a party to another party for its own intentional fraud or any rights under any other document or agreement other than this Agreement; provided that in the event of intentional fraud by the Company, an Equityholder’s liability under this Agreement shall be limited to the portion of the Aggregate Merger Consideration actually received by such Equityholder. Nothing in this Section 8.4 shall limit the liability of a party to another party in the event the Closing does not occur.

(f) Each Indemnified Party will take commercially reasonable efforts to mitigate all Adverse Consequences upon and after becoming aware of any event that would reasonably be expected to give rise to such Adverse Consequences, including pursuing and attempting to recover all insurance proceeds and all other recoveries under each applicable insurance policy or contractual right to indemnification. Notwithstanding the foregoing: (i) no Indemnified Party shall (A) be required to take any action to mitigate any Losses incurred or suffered to the extent based upon, arising out of, with respect to or by reason of intentional fraud or intentionally fraudulent breach of a representation or warranty of any Equityholder, or, prior to the Closing, the Company, or (B) have any obligation to take any actions that unreasonably interfere with or impact the business of such Indemnified Party and (ii) the failure of an Indemnified Party to use such efforts to mitigate shall not constitute a defense to the Indemnifying Party’s obligations to indemnify the Indemnified Party pursuant to this Agreement.

(g) The amount of any Adverse Consequences that any Indemnified Party may be entitled to recover shall be reduced by (i) the amount of any third party insurance proceeds recovered by such Indemnified Party from any third party insurance carrier, net of any increase in insurance premiums or other costs, including deductibles, incurred in connection with recovery of such insurance proceeds; and (ii) the amount of any indemnity or contribution recovered by any Indemnified Party from any third party, net of any costs incurred in connection with recovering any such amounts. If an Indemnified Party receives any amounts under applicable insurance policies or third party indemnification or contribution payment subsequent to its receipt of an indemnification payment by the Indemnifying Party (including from the Escrow Fund), then such Indemnified Party will, without duplication, promptly reimburse the Indemnifying Party (net of costs and expenses of such recovery and resulting premium increases) for any payment made by such Indemnifying Party (including from the Escrow Fund) up to the amount received by such Indemnified Party.

(h) The Indemnified Parties shall not be entitled to recover any Adverse Consequences relating to any matter arising under one provision of this Agreement or any Ancillary Agreement to the extent that the Indemnified Party has already recovered such Adverse Consequences with respect to such matter pursuant to another provision of this Agreement or any Ancillary Agreement. Without limiting the foregoing, no Indemnified Person shall be entitled to recover Adverse Consequences with respect to any matter that was specifically taken into account in the calculation of the Aggregate Merger Consideration. If a state of facts exists that would allow a Buyer Indemnitee recovery under any of (x) Section 8.1(a)(i) or Section 8.1(a)(ii), on the one hand, or (y) Section 8.1(a)(iii) with respect to covenants and agreements set forth in Section 4.3, on the other hand, then such Buyer Indemnitee may only seek to recover for Adverse Consequences under Section 8.1(a)(i) or Section 8.1(a)(ii), as applicable.

8.5 Additional Limitations on Indemnification by Buyer.

(a) Buyer will have no liability pursuant to Section 8.2(a) unless and until the Equityholder Indemnitees have suffered aggregate Adverse Consequences for which the Equityholder Indemnitees are entitled to be indemnified pursuant to Section 8.2(a) in excess of the Threshold, after which point Buyer will be obligated to indemnify the Equityholder Indemnitees from and against only such Adverse Consequences in excess of the Threshold; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the representations and warranties set forth in Sections 2.2(b) (Authorization of

Transaction), 2.2(c) (Non-contravention), and 2.2(d) (Brokers’ Fees) or (ii) any intentional fraud or intentionally fraudulent breach of a representation or warranty.

(b) With respect to claims for indemnification pursuant to Section 8.2(a), the aggregate maximum liability of Buyer shall be the Cap; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to (i) breaches of the representations and warranties set forth in Sections 2.2(b) (Authorization of Transaction), 2.2(c) (Non-contravention), and 2.2(d) (Brokers’ Fees) or (ii) any intentional fraud.

8.6 Direct Claims.

(a) In the event any Indemnified Party wishes to assert a claim for indemnification under this Article 8, such Indemnified Party shall deliver to Buyer, in the event the Indemnified Party is an Equityholder Indemnitee or the Representative if the Equityholders are the Indemnifying Party and, if the claim is an Equityholder Specific Claim, the applicable Equityholder (as applicable, the “Responding Party”), a certificate signed by such Indemnified Party (a “Claims Certificate”): (i) stating that an Indemnified Party has incurred, paid, reserved or accrued, or reasonably and in good faith anticipates that it may incur, pay, reserve or accrue, Adverse Consequences; (ii) stating the actual amount of Adverse Consequences incurred, paid, reserved or accrued or, if applicable, the estimated amount of such Adverse Consequences to the extent reasonably estimable; and (iii) specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the nature of the claim to which such Adverse Consequences are related and the specific provision of this Agreement that such Indemnified Party asserts entitles such Person to indemnification; provided, however, that any failure on the part of an Indemnified Party to so notify or provide the information in subparagraph (iii) to the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 8 (except to the extent such failure materially prejudices the defense of such Proceeding).

(b) The date of such delivery of a Claims Certificate is referred to herein as the “Claim Date” of such Claims Certificate (and the claims for indemnification contained therein). The Indemnified Party may update any Claims Certificate from time to time to reflect any changes in the actual or estimated amount of Adverse Consequences set forth therein or other information contained therein, by delivery of such updated Claims Certificate to the Responding Party. The Indemnified Party shall provide to the Responding Party any additional backup information or documentation with respect to the information set forth in such Claims Certificate as reasonably requested by the Responding Party.

(c) The Responding Party may object to a claim for indemnification set forth in a Claims Certificate by delivering to the Indemnified Party a written statement of objection to the claim made in the Claims Certificate (an “Objection Notice”), provided that, to be effective, such Objection Notice must (i) be delivered to the Responding Party prior to 5:00 p.m. Mountain Time on the thirtieth (30th) day following the Claim Date (such deadline, the “Objection Deadline” for such Claims Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(d) If the Responding Party objects in writing to any claim or claims by an Indemnified Party made in a Claims Certificate by delivering an effective Objection Notice prior to the Objection Deadline, the Indemnified Party and the Responding Party shall attempt in good faith for thirty (30) days after the Indemnified Party’s receipt of the Objection Notice to resolve such objection. If the Responding Party and the Indemnified Party shall so agree, a memorandum setting forth such agreement (the “Settlement Memorandum”) shall be prepared and signed by both parties, which Settlement Memorandum shall be final and conclusive and binding on the Responding Party. If no agreement can be reached pursuant to this Section 8.6(d) during the 30-day period for good faith negotiation, then the dispute may be resolved by any legally available means consistent with this Agreement.

8.7 Third-Party Claims.

(a) If a Person that is not an Indemnified Party or an Indemnifying Party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Indemnified Party with respect to any matter that the Indemnified Party might make a claim for indemnification against any Indemnifying Party under this Article 8, then the Indemnified Party must (i) promptly notify the Responding Party in writing of the existence of such Third-Party Claim, (ii) provide the Responding Party with reasonable detail regarding such Third Party Claim (based upon information then possessed by the Indemnified Party), including the nature of such Third Party Claim, the amount of Adverse Consequences reasonably and in good faith anticipated to be paid or incurred in connection therewith and the specific provision of this Agreement of this Agreement that entitles such Indemnified Party to indemnification, and (iii) deliver to the Responding Party copies of all pleadings, notices and communications received in writing by the Indemnified Party from such Person with respect to any Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party; provided, however, that any failure on the part of an Indemnified Party to so notify or provide the information in subparagraph (iii) to the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 8 (except to the extent such failure materially prejudices the defense of such Proceeding).

(b) Upon receipt of the notice described in Section 8.7(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Responding Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, (v) the Third-Party Claim does not involve or relate to any Intellectual Property of the Company or another Person or any Privacy Law, Privacy Policy or Privacy Procedure or compliance with or violation of any Law, and (vi) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 8.7(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.

(c) In the event that any of the conditions under Section 8.7(b) is or becomes unsatisfied or the Indemnifying Party does not elect to defend against the Third Party Claim, (i) the Indemnified Party may defend against the Third Party Claim and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, provided that the amount paid in the settlement or resolution of any such Third Party Claim to the third-party claimant shall not be determinative of the existence of a right to indemnification of the Indemnified Party hereunder or the amount of any Adverse Consequences relating to such matter, and (ii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, or caused by the Third-Party Claim to the fullest extent provided in this Article 8. In the event the Indemnifying Party does not elect to defend against the Third Party Claim or the conditions set forth in subparagraphs (ii) or (vi) of Section 8.7(b) is or becomes unsatisfied, the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses).

(d) Except in circumstances described in Section 8.7(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

8.8 Other Indemnification Matters. All indemnification payments under this Article 8 will be deemed adjustments to the Aggregate Merger Consideration. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Adverse Consequences resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 8, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them. Each Equityholder agrees that (a) such Equityholder will not make any claim for indemnification against Buyer Indemnitee by virtue of the fact that such Equityholders or such Equityholder’s equityholders, directors, managers, partners, officers, employees, representatives or other Affiliates was an trustee, director, manager, officer, employee or agent of the Company, regardless of the nature of the Adverse Consequences claimed, with respect to any Proceeding brought by any Buyer Indemnitee against such Equityholder or any claim of any Buyer Indemnitee against such Equityholder in connection with this Agreement or the transactions contemplated hereby, and (b) such Equityholder has no claims or rights to contribution or indemnity from the Company with respect to any amounts paid by such Equityholder pursuant to this Article 8.

8.9 Setoff. Buyer shall be entitled, but with respect to the Earn-Out Payments not obligated, to recover any amounts due from the Equityholders under this Agreement by setting off such amounts against first the Escrow Fund and secondly, the Earn-Out Payments. The exercise of such right of set off by Buyer, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

8.10 Equityholder Approval. By executing and delivering a Joinder pursuant to Section 4.1, each Equityholder will be deemed to have approved of and consented to the provisions of this Article 8 and the appointment of the Representative.

8.11 Distribution of Escrow. Within five (5) Business Days of the expiration of the Indemnification Period, pursuant to the terms of the Escrow Agreement, the Escrow Agent will release to the Exchange Agent an amount (if positive) equal to (i) the balance of the Escrow Fund on such date, less (ii) the aggregate amount of all Adverse Consequences specified in any then-unresolved indemnification claims (a “Pending Claim”) made by any Buyer Indemnitees pursuant to Article 8 (such amount, “Pending Claims Amount”) which Pending Claims Amount shall remain in the Escrow Fund until the Pending Claim(s) is resolved pursuant to this Article 8. After the Indemnification Period, within five (5) Business Days after any Pending Claim has been resolved and satisfied, Buyer and Representative shall, pursuant to the terms of the Escrow Agreement, deliver a joint written instruction to the Escrow Agent to release out of the Pending Claims Amount an amount (if positive) equal to (i) the funds remaining in the Pending Claims Amount at such time, less (ii) the aggregate amount of all Adverse Consequences specified in any remaining Pending Claim.

8.12 Exclusive Remedy. If the Merger is consummated, the indemnification obligations of the Indemnifying Parties under this Article 8 shall constitute the sole and exclusive rights, claims and remedies of all Indemnified Parties under this Agreement, any certificates delivered by or on behalf of any Indemnifying Party pursuant to this Agreement, or any Letter Transmittal against the Indemnifying Parties, including claims of inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement, any certificate delivered by or on behalf of any Indemnifying Party pursuant to this Agreement or any Letter of Transmittal, except in the case of intentional fraud and equitable remedies (excluding the doctrine of equitable indemnification).

8.13 Time to Bring Claims. Subject to the limitations set forth in Section 8.3, pursuant to Section 8106, Title 10 of the Delaware Code, the Parties agree that this Agreement involves at least U.S. $100,000, and that any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement may be brought within twenty (20) years of the date from which the underlying cause of action accrued; it being the intention of the Parties that, except as otherwise expressly provided in Section 8.3 with respect to shorter periods of time, the Parties shall have the maximum amount of time permitted under the Laws of the State of Delaware to bring a Proceeding arising out of or relating to this Agreement or the transactions contemplated herein. Except as otherwise expressly provided in Section 8.3 with respect to shorter periods of time, each Party hereby waives the right to assert any statute of limitations of less than twenty (20) years in defense of any such Proceeding; provided, however, this waiver shall not bar a defense to any Proceeding that was not commenced within the twenty (20) year time limit imposed by this Section 8.13.

ARTICLE 9

TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer and the Equityholders for certain tax matters following the Closing Date:

9.1 Tax Indemnification. In addition to the indemnification provisions of Article 8, except to the extent such Taxes (i) are reflected as a liability for purposes of calculating Working Capital on the final Closing Statement, or are otherwise taken specifically into account in determining the Aggregate Merger Consideration, (ii) result from any events or transactions occurring after the Closing outside the Ordinary Course of Business, (iii) are based upon or arise out of any breach of the covenants or agreements made by Buyer in this Agreement that are to be performed at or prior to the Closing or by Buyer or the Company after the Closing, or (iv) result from the filing any election after the Closing (including any election under Section 338 of the Code) having retroactive effect to any Tax period ending on or prior to the Closing Date or the pre-Closing portion of any Straddle Period, the Equityholders shall be liable for, and shall indemnify, on an individual and several basis and not on a joint and several basis, and hold Buyer Indemnitees harmless from, (a) all Taxes of Equityholders, (b) all Taxes imposed on or incurred by the Company with respect to all Tax periods ending on or prior to the Closing Date, (c) all Taxes imposed on or incurred by the Company caused by or resulting from the sale or exchange of the Company Securities, (d) for any Tax period that begins before the Closing Date and ends after the Closing Date, all Taxes imposed on or incurred by the Company that relate to the portion of such Tax period ending on the Closing Date, and (e) all Taxes of any Person imposed on the Company as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

9.2 Tax Periods Ending on or Before the Closing Date. Buyer will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date (“Pre-Closing Returns”) that are filed after the Closing Date. Buyer will provide the Representative with copies of any Pre-Closing Returns for the Representative’s reasonable review and comment, at least sixty (60) days prior to the due date thereof (giving effect to any extensions thereto). To the extent any Taxes reflected on any such Tax Return are Taxes for which the Equityholders are liable under Section 9.1, Buyer and the Representative, on behalf of Equityholders, will instruct the Escrow Agent to deliver to Buyer by wire transfer of immediately available funds, to the account designated by Buyer, the amount thereof, but only to the extent such Taxes are not reflected as a liability for purposes of calculating Working Capital on the final Closing Statement.

9.3 Tax Periods Beginning Before and Ending After the Closing Date. Buyer will timely prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns for the Company for Tax periods that begin before the Closing Date and end after the Closing Date (each such period being a “Straddle Period” and such Tax Returns being the “Straddle Period Returns”). Buyer will provide the Representative with copies of any Straddle Period Returns at least sixty (60) days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Taxes that relate to the portion of such Tax period ending on the Closing Date (the “Pre-Closing Taxes”). If the Representative agrees with the Straddle Period Returns and Straddle Statement, and to the extent any Pre-Closing Taxes reflected on any such Tax Return are Taxes for which the Equityholders are liable under Section 9.1, Buyer and the Representative shall instruct the Escrow Agent to deliver to Buyer by wire transfer of immediately available funds, to the account designated by Buyer, the amount of the Pre-Closing Taxes as shown on the Straddle Statement, but only to the extent such Taxes are not reflected as a liability for purposes of calculating Working Capital on the final Closing Statement. If, within twenty (20) Business Days after the receipt of any Pre-Closing Returns or the Straddle Period Returns and Straddle Statement, the Representative (a) notifies Buyer that it disputes the manner of preparation of the Pre-Closing Returns, Straddle Period Returns or the Pre-Closing Taxes calculated in the Straddle Statement and (b) provides Buyer with a statement setting forth in reasonable detail its computation of the Pre-Closing Taxes and its proposed form of the Straddle Period Returns and Straddle Statement, then Buyer and the Representative shall attempt to resolve their disagreement within five (5) days following the Representative’s notification of Buyer of such disagreement. If Buyer and the Representative are not able to resolve their disagreement, the dispute shall be submitted to the Accountants. The Accountants will resolve the disagreement within thirty (30) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Accountants shall be binding on the Parties. The cost of the services of the Accountants will be borne by the Party (in the case of Representative, such cost will be borne by the Equityholders) whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountants. If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountants, then such cost will be borne half by the Representative (on behalf of the Equityholders) and half by Buyer. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date (i.e., the Pre-Closing Taxes) will (i) in the case of any property or similar ad valorem Taxes, be deemed to equal the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Taxes other than those covered in clause (i) above, be deemed to equal the amount that would be payable if the relevant Tax period ended on the Closing Date.

9.4 Cooperation on Tax Matters. Buyer and the Representative will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article and any Proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer will retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.

9.5 Tax Controversies. The Representative shall control any tax audits, tax disputes or administrative, judicial or other legal proceedings (each a “Tax Controversy”) related to any Tax Return or Taxes of the Company for any Tax period that ends on or prior to the Closing Date, and shall have the right to employ counsel and other advisors of its choice and at the Equityholders’ expense. After the Closing Date, Buyer shall have the right to control, at its expense, all other Tax Controversies that relate to Taxes or Tax Returns of the Company, and shall have the right to employ counsel and other advisors of its choice at its expense and to control the conduct of such Tax Controversy; provided, however, that in each case, (i) the controlling party shall notify the other of any such Tax Controversy, (ii) the controlling party shall allow the other to participate in any such Tax Controversy at its own expense, and (iii) the other party shall have the right to consent to any settlement or other resolution of such Tax Controversy (which consent shall not be unreasonably withheld, conditioned or delayed).

9.6 Certain Actions. Except as otherwise provided in this Article 9, without the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any Person to, (i) voluntarily approach any Governmental Body regarding any Tax or Tax Return of the Company for any Tax period that ends on or prior to the Closing Date or the pre-Closing portion of any Straddle Period, including entering into any “voluntary disclosure program” with any Governmental Body, (ii) amend or re-file any Tax Return of the Company with respect to any Tax period that ends on or prior to the Closing Date or the pre-Closing portion of any Straddle Period, or (iii) consent to any extension or waiver of the limitation period applicable to any Tax Controversy in respect of Taxes for any Tax period that ends on or prior to the Closing Date or the pre-Closing portion of any Straddle Period.

9.7 Refunds. Any Tax refunds that are received by Buyer, the Company, or their respective Affiliates, and any amounts credited against Taxes payable to which any of them becomes entitled, that relate to Taxes of the Company for a Tax period (or portion thereof) ending on or before the Closing Date, in each case, to the extent such refunds or amounts were not taken into account in determining Working Capital on the final Closing Statement, shall be for the benefit of the Equityholders, and Buyer will pay to the Exchange Agent (or, with respect to any payments with respect to In the Money Options, to the Company), for distribution to the Equityholders, any such refund or the amount of any such credit (net of any expenses incurred by Buyer, the company, or their respective Affiliates in securing such refunds or credits) within fifteen (15) days after receipt thereof or actual reduction of Tax payable; provided, however, that the Equityholders shall not be entitled to any refunds or credits attributable to the carryback of a loss or credit from a taxable year or period (or portion thereof) beginning after the Closing Date. Buyer will cooperate with the Representative, and take commercially reasonable steps as may be requested by the Representative, to obtain any such refund or credit.

ARTICLE 10

TERMINATION

10.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) Buyer and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) Buyer may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (i) in the event Company or any Stockholder has breached any representation, warranty, or covenant contained in this Agreement which individually, or in the aggregate, would reasonably be expected result in a failure of the closing conditions set forth in Article 5 of this Agreement, and such breach remains uncured for a period of ten (10) Business Days following delivery of notice thereof by Buyer; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured, (ii) in the event that the Company has failed to obtain the approval of the Merger and of this Agreement of those Stockholders owning at least ninety-five percent (95%) of the outstanding Common Stock within fifteen (15) days of this Agreement or (iii) if the Closing shall not have occurred on or before the date that is thirty (30) days from the date of this Agreement (the “Outside Date”) (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).

(c) The Company may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement which individually, or in the aggregate, would reasonably be expected to result in a failure of the closing conditions set forth in Article 6 of this Agreement, and such breach remains uncured for a period of ten (10) Business Days following delivery of notice thereof by Buyer; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or (ii) if the Closing shall not have occurred on or before the Outside Date (unless the failure results primarily from the Company or any Stockholder breaching any representation, warranty, or covenant contained in this Agreement).

(d) By Buyer or the Company if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any Order enjoining Buyer, the Merger Sub, the Company or any Stockholder from consummating the transactions contemplated hereby is entered and such Order shall become final and non-appealable.

(e) By Buyer if there shall have been a Material Adverse Effect which shall not have been cured, if possible, within ten (10) Business Days immediately following written notice by Buyer to the Company of such Material Adverse Effect.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement will terminate and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Merger Sub, the Company or the Equityholders; provided, however, that the provisions of Article 12 will survive the termination. Nothing in this Section 10.2 will release any Party from any liability for any breach of any representation, warranty, covenant or agreement in this Agreement or any Ancillary Agreement.

ARTICLE 11

DEFINITIONS

“Accountants” has the meaning set forth in Section 1.11 above.

“Adverse Consequences” means all penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, damages, deficiencies, reasonable out-of-pocket costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses), whether in connection with Third Party Claims or claims among the Parties, or related to the enforcement of the provisions of this Agreement.

“Affiliate” means, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (b) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clause (a) and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Aggregate Merger Consideration” means an amount equal to (i) the Cash Payment, as adjusted pursuant to Article 1, plus (ii) the Earn-Out Payments (if any).

“Agreement” has the meaning set forth in the preface above.

“Allocation Schedule” has the meaning set forth in Section 1.17(b) above.

“Ancillary Agreements” means the Escrow Agreement, the Exchange Agent Agreement, the Non-Competition Agreements, that certain Engagement Letter to be entered into by and among Shareholder Representative Services LLC, the Company and certain of the Equityholders and each other agreement executed and delivered pursuant to this Agreement.

“Anthem Earn-Out Payment” has the meaning set forth in Section 1.12(a) above.

“Anthem Revenue” means the revenue of the Business in Fiscal 2019 attributable to the Application Service Provider Agreement, by and between WellPoint, Inc. (predecessor in interest to Anthem, Inc.) and the Company, dated January 1, 2014, as amended by Amendment No. 1, dated July 1, 2015, and any extension thereof or new Contract entered into between the Company and Anthem, Inc. or Anthem, Inc.’s Affiliates, as determined in accordance with GAAP. For purposes of clarity, Anthem Revenue includes any such revenue earned in Fiscal 2019 prior to and including the Closing Date.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Authorization” means any registration, listing, waiver, license, permit, consent, approval, clearance or authorization.

“Authors” has the meaning set forth in Section 3.13(g) above.

“Business” means the business of providing the products or services that the Company provides, or actively considered providing, at any time during the twelve (12) months prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Chicago, Illinois.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnitee” has the meaning set forth in Section 8.1(a) above.

“Buyer Plan” has the meaning set forth in Section 4.13(a) above.

“Cap” has the meaning set forth in Section 8.4(b) above.

“Cash” means the aggregate amount of cash and cash equivalents of the Company as determined in accordance with GAAP; provided, that if such aggregate amount of cash and cash equivalents is a negative number, then it shall include the amount of all fees, penalties or interest related to such negative amount of Cash.

“Cash Amount” means the aggregate amount of Cash as of the Closing Date.

“Cash Payment” means the amount equal to (a) Twenty-Nine Million Dollars ($29,000,000), plus (b) the Working Capital Surplus, if any, minus (c) the Working Capital Deficit, if any, plus (d) the Cash Amount, minus (e) the Transaction Expenses Amount, minus (f) the Debt Amount.

“Certificate of Merger” has the meaning set forth in Section 1.2 above.

“Certificates” has the meaning set forth in Section 1.16(b) above.

“Claim Date” has the meaning set forth in Section 8.6(b) above.

“Claims Certificate” has the meaning set forth in Section 8.6(a) above.

“Closing” has the meaning set forth in Section 1.8 above.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

“Closing Date” has the meaning set forth in Section 1.8 above.

“Closing Statement” has the meaning set forth in Section 1.11 above.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company” has the meaning set forth in the preface above.

“Company Insurance Agreements” has the meaning set forth in Section 3.16 above.

“Company IP Rights” means: (A) any and all Intellectual Property used in the conduct of the Business; and (B) any and all Company-Owned IP Rights.

“Company Option Plan” means that certain 2011 Equity Incentive Plan of the Company.

“Company-Owned IP Rights” means any and all Intellectual Property owned or purported to be owned by the Company.

“Company Securities” means all of the issued and outstanding shares of Common Stock and all issued and outstanding Options and Warrants, in each case all of which are set forth on Schedule 1.17(a).

“Company Software” means Software owned (or purported to be owned), developed, used, marketed, distributed, licensed, or sold by Company (other than non-customized third-party software licensed to Company for internal use on a non-exclusive basis).

“Company’s 2019 Forecast Consolidated Revenue Target” means Consolidated Revenue for Fiscal 2019 of at least $[***].

“Confidential Information” means all trade secrets and all other information, knowledge, ideas or data relating to the Company that is proprietary or confidential, including, but not limited to, any customer, vendor or partnership lists, customer data or information, prospective customer names, business strategies, models and techniques, management and marketing plans, financial statements, financial information and projections, know-how, pricing policies, pricing information and pricing methodologies, operational methods, methods of doing business, compensation, technical processes, formulae and algorithms, research and development, designs and design projects, inventions, hardware, software programs, files, software, code, reports, documents, manuals, forms, business plans and projects or prospective projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement between the Company and Buyer dated as of August 3, 2018.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

“Consolidated Earn-Out Revenue Payment” has the meaning set forth in Section 1.12(b).

“Consolidated Revenue” means the sum of (i) 100% of any myStrength Generated Revenue; plus (ii) 100% of the first $750,000 of Livongo Generated Revenue; plus (iii) 25% of any Livongo Generated Revenue in excess of $750,000. “Consolidated Revenue” shall be determined in accordance with GAAP and shall exclude any revenue of the Buyer or any of its Subsidiaries attributable to anything other than the Business.

“Contingent Transaction Fees” means [***] of any Earn-Out Payment payable to Covington Associates LLC pursuant to that certain letter agreement from Covington Associates LLC to the Company, dated December 26, 2018.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, note, loan, purchase order, letter of credit, indenture, security or pledge agreement, bid or other agreement.

“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earn-outs, purchase price adjustments or other payments related to acquisitions (other than deferred revenue and current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business, paid in a manner consistent with industry practice and reflected as a current liability in the final calculation of Working Capital), (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company prior to Closing, (g) Off-Balance Sheet Financing of the Company in existence immediately prior to the Closing, (h) indebtedness or obligations of the types referred to in the preceding clauses (a) through (g) of any other Person secured by any Lien on any assets of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof, or (i) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (g) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

“Debt Amount” means all Debt of the Company as of the Closing plus, without duplication, any amounts required to fully pay or otherwise satisfy all such Debt (including, but not limited to, any prepayment premium or penalty, breakage costs, accrued interest and costs and expenses).

“Designated Courts” has the meaning set forth in Section 12.19 below.

“Designated Excluded Liabilities” means (a) any Debt of the Company as of the Closing Date that did not reduce the Final Cash Payment pursuant to Section 1.11 above, (b) all Transaction Expenses that did not reduce the Final Cash Payment pursuant to Section 1.11 above, (c) any obligation of the Company to indemnify or hold harmless any current or former director or officer of the Company for claims that relate to periods prior to the Closing, and (d) those items set forth on Schedule 1.11, in each case (i) including, without limitation, any of the foregoing arising from matters disclosed to Buyer or its Affiliates or otherwise referenced in this Agreement, and whether any related claim arises before or after the Closing and (ii) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured.

“Designated Payables” has the meaning set forth in Section 4.8 above.

“Designated Payables Amount” means the dollar amount of the Designated Payables.

“DGCL” has the meaning set forth in the preliminary statements above.

“Disclosure Schedule” has the meaning specified in the preface to Article 3 above.

“Dissenting Shares” has the meaning specified in Section 1.18 above.

“Dissenting Share Payments” has the meaning specified in Section 1.18 above.

“Earn-Out Objections Statement” has the meaning specified in Section 1.13 above.

“Earn-Out Payments” means the Anthem Earn-Out Payment and the Revenue Consolidated Earn-Out Payment.

“Earn-Out Report” has the meaning specified in Section 1.13 above.

“Effective Time” has the meaning set forth in Section 1.2 above.

“EHR” means electronic health records.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan, fund, program, or arrangement, (b) Employee Welfare Benefit Plan, (c) ”employee benefit plan” (as such term is defined in ERISA §3(3)), (d) equity-based plan, program, or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, phantom stock, or restricted stock plan) or (e) other retirement, severance, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by the Company or any ERISA Affiliate for the benefit of any present or former officers, employees, agents, directors, consultants, or independent contractors of the Company or an ERISA Affiliate.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” means all Laws concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“Equityholder” means the Stockholders, the holders of In the Money Warrants and the holders of In the Money Options.

“Equityholder Specific Claims” has the meaning set forth in Section 8.1(c) above.

“Equityholder Indemnitees” has the meaning set forth in Section 8.2 above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Agent” has the meaning in Section 1.10(b) above.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

“Escrow Agreement” has the meaning in Section 1.10(b) above.

“Escrow Amount” means an amount of cash equal to $2,900,000, together with any interest earned thereon.

“Escrow Fund” has the meaning in Section 1.10(b) above.

“Estimated Cash Payment” has the meaning set forth in Section 1.9 above.

“Estimated Closing Statement” has the meaning set forth in Section 1.9 above.

“Estimated Working Capital” means Representative’s good faith estimate of Working Capital as of the opening of business on the Closing Date as set forth in the Estimated Closing Statement.

“Exchange Agent” has the meaning set forth in Section 1.16(a) above.

“Exchange Agent Agreement” has the meaning set forth in Section 1.16(a) above.

“Excluded Representations” has the meaning set forth in Section 8.3(c) above.

“Expense Amount” means an amount of cash equal to $100,000.

“Expense Fund” means the Expense Amount held by the Representative as may be reduced by any amount expended by the Representative in performing its obligations hereunder.

“FDA” means the U.S. Food and Drug Administration.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any federal or state Governmental Body.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Final Cash Payment” has the meaning set forth in Section 1.11 above.

“Financial Statements” has the meaning set forth in Section 3.8(a) above.

“Firm” has the meaning set forth in Section 12.20(a) below.

“First Anthem Earn-Out Payment” has the meaning set forth in Section 1.12(a) above.

“First Anthem Milestone” means $[***] of Anthem Revenue.

“First Consolidated Earn-Out Payment” has the meaning set forth in Section 1.12(b) above.

“First Consolidated Milestone” means $[***] of Consolidated Revenue.

“Fiscal 2019” means the twelve-month period beginning January 1, 2019 and ending December 31, 2019.

“Founders’ Escrow Amount” means an aggregate amount of $[***], which shall consist of, with respect to Scott Cousino, $[***] of his portion of the Estimated Cash Payment, and, with respect to Matt Sopcich, $[***] of his portion of the Estimated Cash Payment.

“Founders’ Escrow Fund” has the meaning set forth in Section 1.10(b)(ii) above.

“Founders” means Scott Cousino and Matt Sopcich.

“Fully-Diluted Per Share Pro Rata Percentage” means with respect to each share of Common Stock outstanding immediately prior to the Effective Time and each share of Common Stock issuable pursuant to In the Money Warrants and In the Money Options (excluding any shares of Common Stock subject to Out of the Money Warrants and Out of the Money Options) a percentage determined by dividing (a) one, by (b) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus the aggregate number of shares of Common Stock issuable pursuant to In the Money Warrants and In the Money Options.

“Fully-Diluted Pro Rata Percentage” means, with respect to each Equityholder, a percentage determined by dividing (a) the number of shares held by such Equityholder immediately prior to the Effective Time, plus the number of shares of Common Stock issuable pursuant to In the Money Warrants and In the Money Options held by such Equityholder, by (b) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time plus the aggregate number of shares of Common Stock issuable pursuant to outstanding In the Money Warrants and In the Money Options (“Fully-Diluted Shares”).

“Fundamental Representation” has the meaning set forth in Section 8.3(c) above.

“GAAP” means generally accepted accounting principles and updates in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Government Consents” means any consents required to be obtained from any Governmental Body in order to consummate the transactions contemplated by this Agreement, including, but not limited to the expiration or termination of any applicable waiting period under the HSR Act or approval or clearance under any other Antitrust Law.

“Governmental Body” means any (i) foreign or domestic federal, state, provincial, or local government, quasi-governmental body, or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or (ii) political or economic union or any department, agency, subdivision, council, supervisory authority, commission, court or other tribunal of any of the foregoing.

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Health Care Laws” means all health care Laws to the extent applicable to the Company, including, without limitation, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the Stark Law), 42 U.S.C. § 1395nn and all implementing Laws; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended), including the criminal false claims statutes, 18 U.S.C. §§ 287 and 1001; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Beneficiary Inducement

Statute, 42 U.S.C. §1320a-7a(a)(5), the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA; the Public Health Service Act, 42 U.S.C. §§ 290dd-3, 290ee-3, including 42 C.F.R. Part 2; provisions governing the “meaningful use” of electronic health records under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, including 42 C.F.R. Part 495; and all applicable implementing Laws; and any similar state and local Laws; and all applicable federal, state, and local licensing, certificate of need, corporate practice of medicine, fee splitting, professional licensure, patient confidentiality, use or disclosure of personal health care information and records, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs, advertising or marketing of health care services, state anti-kickback or self-referral, regulatory and reimbursement Laws applicable to the Business and the services provided by the Company, its employees, or its affiliates.

“HHS” means the U.S. Department of Health and Human Services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, the regulations issued respectively thereto, and any guidance issued by HHS interpreting the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Leased Real Property.

“In the Money Options” has the meaning set forth in Section 1.7(d)(i) above.

“In the Money Warrants” has the meaning set forth in Section 1.7(c) above.

“Incidental License” means any (a) permitted use right in a nondisclosure agreement; (b) license with any current and former vendors, employees or contractors of the Company for the benefit of the Company; (c) non-exclusive license that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) a sales or marketing Contract that includes a license to use the Trademarks of the Company for the purposes of promoting the Company products or services; (ii) a vendor Contract that includes permission for the vendor to identify the Company as a customer of the vendor; or (iii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property; (d) non-exclusive licenses entered into by the Company in the Ordinary Course of Business; or (e) any non-exclusive licenses implied by Law to end-user customers for use of products or services.

“Indemnification Period” shall mean the date that is fourteen (14) months from the Closing Date.

“Indemnified Party” shall mean any Person that is or may be entitled to indemnification pursuant to Article 8.

“Indemnifying Party” shall mean any Person that is or may be obligated to indemnify and Indemnified Party pursuant to Article 8.

“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (a) inventions, invention disclosures, discoveries and improvements (whether or not patentable), issued patents and patent applications, and counterparts claiming priority therefrom, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (together,

“Patents”); (b) trademarks, service marks, logos, slogans, trade dress, trade names (including social media corporate identifiers), corporate names, domain names, other source or business identifiers (and all translations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill of the business associated with each of the foregoing (together, “Trademarks”); (c) works of authorship and other copyrightable subject matter (including, but not limited to, advertising and promotional materials, software source code, compilations of data, and website content), whether registered or unregistered, and whether or not published (and all translations, derivative works, adaptations, compilations, and combinations of the foregoing) (together, “Copyrights”); (d) trade secrets, know-how, confidential information, inventions and discoveries, ideas, processes, proprietary information, customer lists, technical information, drawings and blueprints, information that derives economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law (together, “Proprietary Information”); (e) computer software (whether in source code, object code, html code, executable code, or other forms), algorithms, compilations and data, software systems (including purchased and in-house developed software), other information technology, and all versions, updates, corrections, enhancements, and modifications thereto, and all related documentation, developer notes, comments, training materials and annotations thereto (together, “Software”); and (f) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including, without limitation, rights to recover for past, present and future violations thereof.

“Intellectual Property Licenses” means any Contract pursuant to which the Company uses Intellectual Property which is not owned by the Company or pursuant to which the Company grants any other Person the right to use any Intellectual Property owned by the Company.

“Interim Period” has the meaning set forth in Section 4.3 above.

“Joinder” has the meaning set forth in Section 5.7 above.

“Knowledge” means (a) in the case of an individual, the actual knowledge of such individual, upon reasonable inquiry, (b) in the case of the Company, the actual knowledge of the persons set forth on Schedule 11.2(a), (i) with respect to Messrs. Cousino, Sopcich and Miller upon reasonable inquiry and (2) with respect to Mr. Nieslanik and Ms. Falaschetti, Ms. Hirsch, and Ms. Alexander as would reasonably be expected to be known in the course of performing such individual’s duties to the Company, and (c) in the case of Buyer, the actual knowledge of the persons set forth on Schedule 11.2(b), in each case upon reasonable inquiry. For clarity, the duty of reasonable inquiry does not require the Company or any employee of the Company to conduct, have conducted, obtain, or have obtained any Intellectual Property clearance or prior art or use searches.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, directive, consent agreement, Order, common law, constitution or treaty of any Governmental Body.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Letters of Transmittal” has the meaning set forth in Section 1.16(b) above.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, interest, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Livongo Generated Revenue” means all revenue of the Business recognized in Fiscal 2019, other than myStrength Generated Revenue, that is generated from leads sourced by employees of Buyer or any Subsidiary of Buyer (in each case other than employees of the Company who are employed by the Company immediately prior to the Closing Date).

“made available to Buyer” means contained and accessible for a continuous period of at least seventy-two hours immediately prior to the date of this Agreement in the Dropbox virtual data rooms hosted by the Company and made available to Buyer and its counsel.

“Management Team” means Messrs. Miller and Nieslanik and Ms. Falaschetti, Ms. Hirsch, and Ms. Alexander.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, development, or effect that, individually or in the aggregate, will or could reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, operating results, employee, customer or supplier relations, or financial condition of the Company, or (b) the ability of the Company or the Equityholders to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has occurred: (i) any change generally affecting the economy in the United States or any other geographic region in which the Company’s business is conducted; (ii) general financial, credit or capital market conditions or any changes therein; (iii) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date hereof; (iv) changes generally applicable in the industry in which the Company operates; (v) changes in any laws applicable to the Company; (vi) any action taken which is expressly required by this Agreement; and (vii) in and of itself, any failure of the Company to meet its internal projections or forecasts for any earnings period (but not any event, occurrence, fact or condition giving rise or contributing to such failure); provided, further, that in the case of subclauses (i), (ii) and (iii), any such changes, facts, circumstances, conditions, events or effects will be taken into account in determining whether there has been or will be a Material Adverse Effect or Material Adverse Change to the extent such changes, facts, circumstances, conditions, events or effects disproportionately affect the Company as compared to others in the same industry.

“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.14(a) of the Disclosure Schedule, the Leases, and the Company Insurance Agreements.

“Merger” has the meaning set forth in the preliminary statements above.

“Merger Sub” has the meaning set forth in the preface above.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3.8(a) above.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.8(a) above.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.8(a) above.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“myStrength Generated Revenue” means all revenue of the Business recognized in Fiscal 2019 and generated from (i) any current customer of the Company (including all Anthem Revenue) or former customer of the Company (other than former customers of the Company that are customers of Buyer as of the Closing Date), (ii) any prospective customer of the Company as of the Closing Date, which prospective customers are identified on Schedule 1.12, (iii) any leads from prospects not set forth on Schedule 1.12 that are sourced after the Closing Date by employees of the Company (other than those that were already clients or partners of Buyer or its Subsidiaries at the time of sourcing), and (iv) any customer not set forth on Schedule 1.12 that is referred to the Company or the Buyer or any of its Subsidiaries by any of the Company’s current of former customers (other than those that were already clients or partners of Buyer or its Subsidiaries at the time of the referral). For purposes of clarity, all revenue recognized in Fiscal 2019 prior to and including the Closing Date shall be included in “myStrength Generated Revenue”.

“Net Option Merger Consideration” means, with respect to a share of Common Stock subject to an In the Money Option, the amount equal to (a) the Per Share Common Cash Payment, minus (b) the exercise price of such share of Common Stock subject to such Option determined immediately prior to the Effective Time, minus (c) the Per Share Escrow Amount, minus (d) the Per Share Expense Amount.

“Net Warrant Merger Consideration” means, with respect to a share of Common Stock subject to an In the Money Warrant, the amount equal to (a) the Per Share Common Cash Payment, minus (b) the exercise price of such share of Common Stock subject to such Warrant determined immediately prior to the Effective Time, minus (c) the Per Share Escrow Amount, minus (d) the Per Share Expense Amount.

“Objection Deadline” has the meaning set forth in Section 8.6(c) above.

“Objection Notice” has the meaning set forth in Section 8.6(c) above.

“Objections Statement” has the meaning set forth in Section 1.11 above.

“Off-Balance Sheet Financing” means (a) any liability of the Company under any sale and leaseback transactions which does not create a liability on the consolidated balance sheet of the Company and (b) any liability of the Company under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Open Source Materials” means any software or other material distributed as “free software,” “open source software” or under “copyleft” or other similar licensing or distribution terms or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Optionholder Letter of Transmittal” has the meaning set forth in Section 1.16(b) above.

“Options” means options to purchase shares of Common Stock, other than Warrants of the Company.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Out of the Money Options” has the meaning set forth in Section 1.7(d)(ii) above.

“Out of the Money Warrants” has the meaning set forth in Section 1.7(c) above.

“Outside Date” has the meaning set forth in Section 10.1(b) above.

“Party” has the meaning set forth in the preface above.

“PCI-DSS” has the meaning set forth in the definition of Privacy Laws below.

“Pending Claim” has the meaning set forth in Section 8.11 above.

“Pending Claims Amount” has the meaning set forth in Section 8.11 above.

“Per Share Common Cash Payment” means with respect to each share of Common Stock outstanding immediately prior to the Effective Time and each share of Common Stock issuable pursuant to In the Money Warrants and In the Money Options (excluding any shares of Common Stock subject to Out of the Money Warrants and Out of the Money Options), the amount equal to (a) the sum of (i) the Cash Payment, plus (ii) the aggregate amount of the exercise price of all In the Money Warrants and In the Money Options, divided by (b) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time plus the aggregate number of shares of Common Stock issuable pursuant to the In the Money Warrants and the In the Money Options (excluding any shares of Common Stock subject to Out of the Money Warrants and Out of the Money Options).

“Per Share Common Closing Consideration” means the amount equal to (a) the Per Share Common Cash Payment, minus (b) the Per Share Escrow Amount minus (c) the Per Share Expense Amount.

“Per Share Earn-Out Payments” means with respect to each share of Common Stock outstanding immediately prior to the Effective Time and each share of Common Stock issuable pursuant to In the Money Warrants and In the Money Options (excluding any shares of Common Stock subject to Out of the Money Warrants and Out of the Money Options), to the extent payable to the Equityholders in accordance with this Agreement, an amount equal to the product of (a) the aggregate Earn-Out Payments, if any, minus the applicable Contingent Transaction Fees, multiplied by (b) the Fully-Diluted Per Share Pro Rata Percentage.

“Per Share Escrow Amount” means with respect to each share of Common Stock outstanding immediately prior to the Effective Time and each share of Common Stock issuable pursuant to In the Money Warrants and In the Money Options (excluding any shares of Common Stock subject to Out of the Money Warrants and Out of the Money Options), the amount in cash equal to the quotient of (a) the Escrow Amount divided by (b) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time plus the aggregate number of shares of Common Stock issuable pursuant to the In the Money Warrants and In the Money Options (excluding any shares of Common Stock subject to Out of the Money Warrants and Out of the Money Options).

“Per Share Escrow Release” means with respect to each share of Common Stock outstanding immediately prior to the Effective Time and each share of Common Stock issuable pursuant to In the Money Warrants and In the Money Options (excluding any shares of Common Stock subject to Out of the Money Warrants and Out of the Money Options), if and when released to the Equityholders from time to time in accordance with this Agreement and the Escrow Agreement, an amount equal to the product of (a) the aggregate amount released from the Escrow Fund, multiplied by (b) the Fully-Diluted Per Share Pro Rata Percentage.

“Per Share Expense Amount” means with respect to each share of Common Stock outstanding immediately prior to the Effective Time and each share of Common Stock issuable pursuant to In the Money Warrants and In the Money Options (excluding any shares of Common Stock subject to Out of the Money Warrants and Out of the Money Options), the amount in cash equal to the quotient of (a) the Expense Amount divided by (b) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time plus the aggregate number of shares of Common Stock issuable pursuant to the In the Money Warrants and In the Money Options (excluding any shares of Common Stock subject to Out of the Money Warrants and Out of the Money Options).

“Per Share Expense Fund Release” means with respect to each share of Common Stock outstanding immediately prior to the Effective Time and each share of Common Stock issuable pursuant to In the Money Warrants and In the Money Options (excluding any shares of Common Stock subject to Out of the Money Warrants and Out of the Money Options), if and when released to the Equityholders from time to time, an amount equal to the product of (a) the aggregate amount released from the Expense Fund, multiplied by (b) the Fully-Diluted Per Share Pro Rata Percentage.

“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.

“Permitted Lien” means any (a) liens for Taxes not yet due or payable or for Taxes that the Company is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Most Recent Balance Sheet, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, all of which do not materially interfere with the conduct of the business of the Company, and (e) any right, restriction or covenant associated with any license of Intellectual Property.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Information” means any information in any form or format that identifies or could reasonably be used to identify an individual and is the subject of Privacy Laws, including, without limitation, Protected Health Information; “Personal Information”, “Sensitive Personal Information”, “Personally Identifiable Information”, and “Personal Data”, as such terms are defined under Privacy Laws; and all financial, billing and medical information and any other information of the Company’s website visitors, customers, those persons included in any demographic or other analysis performed for customers, or other information collected by the Company or its authorized agents, employees, or subcontractors in connection with the products and services of the Company that could be reasonably associated with an identifiable individual).

“PPACA” has the meaning set forth in Section 3.19(a)(v) above.

“Pre-Closing Returns” has the meaning set forth in Section 9.2 above.

“Pre-Closing Taxes” has the meaning set forth in Section 9.3 above.

“Preliminary Allocation Schedule” has the meaning set forth in Section 1.17(a) above.

“Privacy Laws” means: (x) Laws or standards imposed by self-regulatory organizations that apply to the creation, receipt, maintenance, transmission, access, processing, use, disclosure, transfer, privacy, security, confidentiality, or breach of Personal Information or the rights of any individual who is a subject of Personal

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

Information, to the extent applicable to the Company, including, without limitation: (i) the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq.; (ii) HIPAA; (iii) the Public Health Service Act, 42 U.S.C. §§ 290dd-3, 290ee-3, including 42 C.F.R. Part 2; (iv) provisions governing the “meaningful use” of electronic health records under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, including 42 C.F.R. Part 495; (v) the Payment Card Industry Data Security Standard (“PCI-DSS”) and all rules and operating regulations of the credit card associations (such as Visa, MasterCard, American Express or Discover Network); (vi) the Federal Trade Commission Act, 15 U.S.C. § 41, et seq.; (vii) the federal Telephone Consumer Protection Act; (viii) non-U.S. Laws governing data protection, including the General Data Protection Regulation (EU) 2016/679; (iv) any similar state or local Laws; and each of (i) through (iv) as amended from time to time; and (y) all implementing regulations, regulatory guidance and requirements and contractual requirements relating to privacy and data security pursuant to all such Laws, each as amended from time to time.

“Privacy Obligations” has the meaning set forth in Section 3.14(a) above.

“Privacy Policies” has the meaning set forth in Section 3.14(a) above.

“Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Process” means, with respect to Personal Information, to create, receive, maintain, transmit, process, collect, use, disclose, or transfer such Personal Information.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Protected Communication” has the meaning set forth in Section 12.20(b) below.

“Protected Health Information” has the meaning set forth in 45 C.F.R. § 160.103.

“Receivables” has the meaning set forth in Section 3.8(c) above.

“Remaining Designated Payables” means the bills payable set forth in Schedule 4.8.2.

“Representative” has the meaning set forth in the preface above.

“Representative Losses” has the meaning set forth in Section 12.16(b) below.

“Requisite Vote” has the meaning specified in Section 3.3(c) above.

“Responding Party” has the meaning set forth in Section 8.6(a) above.

“Responsible Equityholder” has the meaning set forth in Section 8.1(c) above.

“Retained Employee” has the meaning specified in Section 4.13(a) above.

“Second Anthem Earn-Out Payment” has the meaning set forth in Section 1.12(a) above.

“Second Anthem Milestone” means $[***] of Anthem Revenue.

“Second Consolidated Earn-Out Payment” has the meaning set forth in Section 1.12(b) above.

“Second Consolidated Milestone” means $[***] of Consolidated Revenue.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Settlement Memorandum” has the meaning set forth in Section 8.6(d) above.

“Significant Business Partner” means any of the Company’s (i) top twenty (20) vendors, service providers or suppliers, based on amounts paid by the Company in the twelve (12) months preceding the Most Recent Fiscal Month End; or (ii) top twenty (20) customers or clients of the Company, based on revenue recognized in the twelve (12) months preceding the Most Recent Fiscal Month End.

“Stockholder” or “Stockholders” means each holder of shares of Common Stock.

“Stockholder Letter of Transmittal” has the meaning set forth in Section 1.16(b) above.

“Stockholder Materials” has the meaning specified in Section 4.1(a) above.

“Straddle Period” has the meaning set forth in Section 9.3 above.

“Straddle Period Returns” has the meaning set forth in Section 9.3 above.

“Straddle Statement” has the meaning set forth in Section 9.3 above.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 1.1 above.

“Systems” has the meaning set forth in Section 3.21 above.

“Target Group” has the meaning set forth in Section 12.20(b) below.

“Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Controversy” has the meaning set forth in Section 9.5 above.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.7(a) above.

“Third-Party IP Rights” means any Intellectual Property owned by a third party.

“Threshold” has the meaning set forth in Section 8.4(a) above.

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by the Company in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, including any payments made in connection with the Transaction Bonus Release Letters and similar payments made in connection with the transactions contemplated hereby and (c) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of the Company) or the Company with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (a) and (b), or the forgiveness of any loans or other obligations owed by Equityholders or employees in connection with the transactions contemplated by this Agreement.

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing, whether or not the Company has been billed for such expenses.

“Treasury Shares” has the meaning set forth in Section 1.7(b).

“Unaudited 2018 Financial Statements” has the meaning set forth in Section 3.8(a) above.

“Unexercised Securities” means any unexercised, unexpired and outstanding Options or Warrants.

“Unutilized Threshold” means to the extent that Buyer Indemnitees have not suffered Adverse Consequences that they are entitled to be indemnified pursuant to Section 8.1(a)(i) and Section 8.1(b)(i) in excess of the Threshold, the difference between $150,000 and the Adverse Consequences suffered by the Buyer Indemnitees to which they are entitled to be indemnified pursuant to Section 8.1(a)(i) and Section 8.1(b)(i).

“Warrants” means warrants to purchase capital stock of the Company, all of which are set forth on Schedule 1.17(a), and which schedule sets for the number of shares of Common Stock subject to each Warrant and the exercise price per share of Common Stock subject to such Warrant.

“Working Capital” means an amount, in all instances calculated in accordance with Section 1.15 above, equal to (a) the amount of the current assets (excluding the Cash Amount and income Tax assets) of the Company and its Subsidiaries, minus (b) the amount of the current liabilities including, for the sake of clarity, the Remaining Designated Payables (excluding Debt, income Tax liabilities, and fifty percent (50%) of deferred revenue) and in each case as of the opening of business on the Closing Date. For purposes of clarity, Transaction Expenses shall not be accrued as a liability but shall be paid by Equityholders, and the current liabilities shall take into account the payment of the Designated Payables. Any adjustments related to the implementation of ASC 606, including any ASC 842 lease standard adjustments, implemented after January 1, 2019 shall not be taken into account in connection with the calculation of Working Capital.

“Working Capital Deficit” means the amount by which the Working Capital as of the opening of business on the Closing Date is less than $0.

“Working Capital Surplus” means the amount by which the Working Capital as of the opening of business on the Closing Date is greater than $0.

ARTICLE 12

MISCELLANEOUS

12.1 Press Releases and Public Announcements. Neither the Company, the Representative nor any Equityholder shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that Buyer shall provide the Company and the Representative (following Closing) a reasonable opportunity, but in no event less than two (2) Business Days prior to the anticipated release date, to review and comment on any press release. Notwithstanding the foregoing, Buyer may make any public disclosure, without obtaining any prior consent, concerning this Agreement and the transactions contemplated thereby that it believes in good faith is required by securities Laws or listing standards applicable to Buyer.

12.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.3 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement (which remains in effect) constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Representative; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its controlled Affiliates and designate one or more of its controlled Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Company or any of their respective Subsidiaries or Affiliates or (c) assign its rights under this Agreement to any Person that acquires Buyer, the Company or any of its assets, provided that any such assignment will not relieve Buyer of its obligations hereunder.

12.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given: (a) when delivered personally by hand (with written confirmation of receipt), (b) the day when transmitted via electronic mail to the address set out below if the recipient confirms receipt (or, the first Business Day following such receipt if the day is not a Business Day); or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company prior to Closing:	myStrength, Inc.

Copy to:	Perkins Coie LLP

If to Equityholders (after Closing) or the Representative:	Shareholder Representative Services LLC

If to Buyer or Merger Sub:	General Counsel Attention: Erica Palsis Livongo Health Inc.

Copy to:	McDermott Will & Emery LLP

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.8 Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.10 Injunctive Relief. The Representative and the Company hereby agree that, in the event of breach of this Agreement, damages may be difficult, if not impossible, to ascertain, that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach and enforcing specifically the terms and provisions. The Representative and the Company hereby waives any and all defenses that the Representative or the Company may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

12.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.12 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

12.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

12.14 Incorporation of Exhibits and Disclosure Schedule. The Exhibits, Disclosure Schedule and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.15 Confidentiality. Subject to Section 4.11(c), the Representative and each Equityholder shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement and the other Ancillary Agreements, including, without limitation, the Aggregate Merger Consideration and each of its components; provided, however, that the Representative or any Equityholder may disclose such information (a) as required by law or (b) to its employees, advisors, agents or consultants and, in the case of Representative, to the Equityholders, in each case on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto.

12.16 Representative.

(a) By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Equityholder shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as the Representative for all purposes in connection with this Agreement and any Ancillary Agreement, including to give and receive notices and communications in connection with this Agreement and the transactions contemplated hereby, to authorize and agree to adjustments to the Cash Payment and Earn-Out Amount under Article 1 and other applicable provisions of this Agreement, to authorize distribution of the Amount, to take all actions on behalf of the Equityholders pursuant to this Agreement, Escrow Agreement and any Ancillary Agreement to which such Equityholder is a party, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. More specifically, the Representative shall have the authority to make all decisions and determinations and to take all actions (including giving Consents or agreeing to any amendments to this Agreement, Escrow Agreement or any Ancillary Agreement to which it is a party or to the termination hereof or thereof) required or permitted hereunder on behalf of each such Equityholder, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each such Equityholder, and any notice, communication, document, certificate or information required (other than any notice required by Law or under the Company’s Organizational Documents) to be given to any Equityholder hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to the Representative. Without limiting the generality of the foregoing, the Representative shall be authorized, in connection with the Closing, to execute all certificates, documents and agreements on behalf of and in the name of the Equityholders necessary to effectuate the Closing and related transactions. The Representative shall be authorized to take all actions on behalf of the Equityholders in connection with any claims made under Articles 8 or 9 of this Agreement (including Equityholder Specific Claims), to defend or settle such claims, and to make payments in respect of such claims on behalf of the Equityholders. The Representative may resign at any time. The Equityholders may remove or replace the Representative by a vote of holders that own a majority of the Common Stock immediately prior to Closing upon not less than ten (10) Business Days’ prior written notice to Buyer. No bond will be required of the Representative. Notices or communications to or from the Representative from and after Closing will constitute notice to or from each of the Equityholders.

(b) The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with the Representative’s services pursuant to this Agreement and any Ancillary Agreement, except in the event of liability directly resulting from the Representative’s gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders will indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Equityholder, any such Representative Losses may be recovered by the Representative from (i) the funds in the Expense Fund, (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Equityholders, and (iii) from any Earn-out Payments at such time as any such amounts would otherwise be distributable to the Equityholders; provided, that while this section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

(c) A decision, act, consent or instruction of the Representative will constitute a decision of all the Equityholders and will be final, binding and conclusive upon each such Equityholder, and Buyer may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each such Equityholder. Buyer Indemnitees are hereby relieved from any Adverse Consequences to any Person for any acts done by such Buyer Indemnitees in accordance with such decision, act, consent or instruction of the Representative.

(d) Notwithstanding anything in this Section 12.15 to the contrary, the Representative shall have no power or authority to act on behalf of any Equityholder with respect to any Equityholder Specific Claim.

(e) The Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the Expense Fund to the Exchange Agent for further distribution to the Equityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Shareholders at the time of Closing.

12.17 Schedules. Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. The section numbers in the Disclosure Schedule correspond to the section numbers of the representations and warranties in Article 3; provided, however, that any information disclosed in the Disclosure Schedule under any section number shall be deemed to be disclosed and incorporated into any other section number under Article 3 where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in Article 3 or to create any covenant. Inclusion of any item in the Disclosure Schedule (a) does not represent a determination that such item is material or establish a standard of materiality, (b) does not represent a determination that such item did not arise in the Ordinary Course of Business, (c) does not represent a determination that the transactions contemplated by this Agreement require the consent of third parties, and (d) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

12.18 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

12.19 Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF DELAWARE OR THE DELAWARE CHANCERY COURT IN NEW CASTLE COUNTY, DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 12.7 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

12.20 Legal Representation.

(a) Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that the Company is a client of Perkins Coie LLP

(“Firm”). After the Closing, it is possible that Firm will represent the Equityholders and/or the Representative on behalf of the Equityholders in connection with the transactions contemplated herein or in connection with any claims for indemnification against the Equityholders. Buyer, the Surviving Corporation, and the Company hereby agree that the Firm (or any successor) may represent the Equityholders in the future in connection with issues that may arise under this Agreement and any claims that may be made pursuant to this Agreement, including a dispute that arises after the Closing between Buyer (and/or the Company) and any Equityholder, even though the interests of such Equityholder may be directly adverse to Buyer or the Company, or even though Firm may be handling ongoing matters for the Company. Each of the parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection.

(b) Notwithstanding anything to the contrary contained herein, the parties intend that all communications at or prior to the Closing between the Company or any Equityholder (the “Target Group”), on the one hand, and any of their attorneys, on the other hand, exclusively in connection with the negotiation and documentation of this Agreement and the agreements entered into in connection with the Merger, the transactions contemplated hereunder and thereunder (collectively, the “Protected Communication”), and will not be disclosed by Firm to Buyer or the Company (following Closing) in any action between Buyer or the Company (following the Closing), on one hand, and the Representative or the Equityholders, on the other hand; provided, however, that (a) the Equityholders may choose to waive the privilege in their sole discretion and (b) in the event of any dispute between Buyer, the Company (following the Closing) or any of their respective Affiliates, on the one hand, and a third party (other than a party to this Agreement), on the other hand, after the Closing, the Company and its affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by Firm or any Equityholder to such third party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

LIVONGO HEALTH, INC.

By:	/s/ Glen Tullman
Name:	Glen Tullman
Title:	Executive Chairman

MERGER SUB:

LIVONGO MERGER SUB, INC.

By:	/s/ Naomi Allen
Name:	Naomi Allen
Title:	President/Director

COMPANY:

MYSTRENGTH, INC.

By:	/s/ Scott Cousino
Name:	Scott Cousino
Title:	Chief Executive Officer

REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:	/s/ Radha Subramanian
Name:	Radha Subramanian
Title:	Senior Director

[Signature Page to Agreement and Plan of Merger]